20[
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Kraton Corporation

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Dear Fellow Stockholders,
On behalf of the Board of Directors, I am pleased to invite you to attend the Annual General Meeting of Stockholders of Kraton Corporation on Wednesday, May 23, 2018 at 1:00 p.m., central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032. The meeting will focus on the items listed in the Notice of Annual General Meeting of Stockholders and Proxy Statement that follows. Your vote on these matters is very important regardless of whether you plan to attend the meeting, thus I encourage you to review the proxy material and vote by internet, phone or mail as soon as possible.

As we prepare to host this year's Annual General Meeting, we do so as a company entering our third year as a transformed company. In 2017, we continued our roadmap in becoming an admired Fortune 500 specialty chemical company by, among other actions, committed execution on our corporate strategy, embracing the three fundamental pillars of sustainability, and enhancing the diversity of our Board.

Continued Execution of our Corporate Strategy
For Kraton, 2017 was a year of favorable execution and progress on multiple fronts. On our integration plan, we delivered the $65 million of operational cost-outs and synergies associated with the acquisition of our Chemical segment, one year ahead of our original 2018 target. Moreover, in executing our corporate strategy, the favorable business performance we delivered in 2017 translated into solid cash generation, allowing us to exceed our debt reduction targets for the year. Additionally, regarding the ongoing cost reset initiatives in our Polymer segment, as of year-end 2017, we realized approximately $45 million of our $70 million goal. We remain focused on building upon these successes into 2018.

Embracing the Three Fundamental Pillars of Sustainability
In 2017, Kraton published its first Corporate Sustainability Report reflecting the combined sustainability programs of our Polymer and Chemical segments. We identified our key sustainability priority areas and progressed in setting our long-term sustainability targets. This year, we continue to strive to deliver on our promise of “Sustainable Solutions and Endless Innovation”; whereby we believe we can create long-term stakeholder value in an otherwise resource-constrained world. Specifically, we seek to be sustainable across all three fundamental pillars: environmentally; socially; and in our governance. To accomplish these goals, we continue to focus on key areas, such as raw material use, operational efficiency, ecosystem impact, health and safety, human rights and corporate culture transparency. We look forward to the publication of our 2017 Corporate Sustainability Report, which will be available on www.kraton.com later this spring.

Enhancing Board Diversity
As part of our ongoing commitment to creating a balanced Board with diverse viewpoints and broad ranging experiences, we welcomed two new directors in August 2017 to infuse unique ideas and fresh perspectives into the boardroom. Ms. Bausch is the President of the Fluid Technologies division at Carlisle Companies Inc., and Mr. Blinn was, most recently, the President and Chief Executive Officer of Flowserve Corporation. Each are accomplished business leaders with significant experience directly relevant to our strategic vision and business. In our commitment to board refreshment, we focus on how the background, experience and skill set of each member complements those of their fellow directors to create a balanced board. One that embodies our principles of diversity and that will lead our business into the future.

Sincerely,

Kevin M. Fogarty Director and President and Chief Executive Officer

KRATON CORPORATION
15710 John F. Kennedy Boulevard, Suite 300
Houston, Texas 77032

NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS
To be held May 23, 2018, at 1:00 p.m., central time

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Stockholders of Kraton Corporation (the “Annual Meeting”) will be held on Wednesday, May 23, 2018, at 1:00 p.m., central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032 for the following purposes:

1.	To elect three Class III directors, each to serve for a three-year term and until a successor is duly elected and qualified;

2.	To conduct an advisory vote on the compensation of our named executive officers;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2018 fiscal year;

4.	To approve and adopt an amendment to the Kraton Corporation 2016 Equity and Cash Incentive Plan to increase the number of shares available for issuance thereunder; and

5.	To transact other business that may properly come before the meeting and any postponement or adjournment of the meeting.
Our board of directors fixed the close of business on March 26, 2018 as the record date for determining our stockholders who are entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be open to examination by any stockholder at the Annual Meeting and for a period of ten days prior to the Annual Meeting during ordinary business hours at our executive offices located at 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.
We plan to commence mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (our “2017 Annual Report”) via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. Our 2017 Annual Report, Notice of Internet Availability of Proxy Materials and proxy card are first being made available online on or about April 13, 2018.

HOUSTON, TEXAS	By Order of the Board of Directors of Kraton Corporation,

James L. Simmons,
Senior Vice President, General Counsel and Secretary
April 13, 2018

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY TELEPHONE, OVER THE INTERNET OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

TABLE OF CONTENTS

Proxy Statement Summary	1
Annual Meeting Information	1
Proposals and Voting Recommendations	1
Director Nominees	1
Corporate Governance Highlights	2
Performance Highlights	2
Adherence to Executive Compensation Best Practices	2
Principles and Philosophy of the Compensation Program	3
2017 Named Executive Officer Compensation	4
Continuing Stockholder Outreach in 2017	5
Our Compensation Consultants	5
Questions and Answers About the Meeting and Voting	6
Proposal 1 – Election of Class III Directors	9
Overview	9
Nominees for Election as Class III Directors: Term Expiring 2021	10
Incumbent Class I Directors: Term Expiring 2019	11
Incumbent Class II Directors: Term Expiring 2020	12
Executive Officers Who are Not Directors	13
Corporate Governance	15
Our Board of Directors	15
Independence of the Board	16
Committees of the Board of Directors	17
Board Leadership Strategy and Role in Risk Oversight	18
Involvement in Certain Legal Proceedings	18
Board and Committee Effectiveness	19
Board Selection and Refreshment	20
Director Resignation Policy	21
Certain Relationships and Related Party Transactions	21
Corporate Governance Guidelines	22
Code of Ethics and Business Conduct	22
Stock Ownership Information	23
Holdings of Major Stockholders	23
Holdings of Officers and Directors	24
Section 16(a) Beneficial Ownership Reporting Compliance	24
Compensation Discussion and Analysis	25
Executive Summary	25
Roles in Determining Executive Compensation	28
Determining Executive Compensation	29
Principles and Philosophy of the Compensation Program	33
Compensation Decisions and Results	36
Other Compensation for our NEOs	43
Components of Post-Employment Compensation	44
Other Compensation Policies	44
Compensation Risk Assessment	46
Report of the Compensation Committee	47
Named Executive Officer Compensation Tables	48
Summary Compensation Table	48
Pay Ratio	49

Equity Compensation Plan Information	50
Grants of Plan-Based Awards	50
Outstanding Equity Awards at 2017 Fiscal Year-End	51
Option Exercises and Stock Vested	52
Pension Benefits	52
Nonqualified Deferred Compensation	53
Termination and Change in Control Payments	54
Director Compensation	57
Components of Non-Management Director Compensation	57
Director Compensation for Fiscal 2017	57
Proposal 2 – Advisory Vote on the Compensation of our Named Executive Officers	58
Report of the Audit Committee	59
Primary Responsibilities	59
Oversight of Independent Registered Public Accounting Firm	59
2017 Audited Financial Statements	60
Proposal 3 – Ratification of the Appointment of our Independent Registered Public Accounting Firm	61
Fees Paid to Independent Registered Public Accounting Firm	61
Audit Committee Pre-Approval Policies and Procedures	62
Proposal 4 - Vote to Approve and Adopt the Amendment to the Kraton Corporation 2016 Equity and Cash Incentive Plan	63
Background and Purpose of the Proposal	63
Consequences of Failing to Approve the Proposal	63
Selected Data on Current Outstanding and Unissued Awards	64
Highlights of the Amended Plan	64
Summary of Material Terms of the Amended Plan	65
New Plan Benefits	68
Federal Income Tax Consequences of Awards	68
Stockholder Proposals and Nominations for our 2019 Annual Meeting	71
Inclusion of Proposal in Our Proxy Statement and Proxy Card under the SEC's Rules	71
Bylaw Requirements for Stockholder Submission of Nominations and Proposals	71
Additional Information	72
Incorporation by Reference	72
Annual Report on Form 10-K	72
Delivery of Documents to Stockholders Sharing an Address	72
Proxy Card
Annex A – Non-GAAP Reconciliations
Annex B – Amendment to Kraton Corporation 2016 Equity and Cash Incentive Plan

PROXY STATEMENT SUMMARY

This summary contains highlights of important information you will find elsewhere in our proxy statement and is qualified in its entirety by the more detailed information included elsewhere in our proxy statement. This summary does not contain all of the information you should consider before voting. Please read the entire proxy statement before voting. We refer to our website throughout this proxy statement; however, no information on our website or any other website is incorporated by reference into or otherwise made a part of this proxy statement.
References in this proxy statement to (1) “we,” “us,” “our,” or the “Company” refer to Kraton Corporation and, as the context requires, our direct and indirect subsidiaries, (2) "Board" refer to the board of directors of Kraton Corporation, (3) "NEO" refer to named executive officer, (4) "other NEOs" refer to our named executive officers, excluding our CEO, as a group, and (5) "Compensation Committee," "Audit Committee" or "NCG Committee" refer to the compensation committee, audit committee or nominating and corporate governance committee, respectively, of the Board.
Annual Meeting Information

•	Time and Date: Wednesday, May 23, 2018, at 1:00 p.m., central time

•	Location: The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032

•	Record Date: March 26, 2018

•	Availability of Materials: Our 2017 Annual Report, Notice of Internet Availability of Proxy Materials and proxy card are first being made available online on or about April 13, 2018.
Proposals and Voting Recommendations

Proposal	Board of Directors' Recommendation	Page
Election of Class III Directors	FOR ALL	9
Advisory vote on the compensation of our named executive officers	FOR	58
Ratification of the appointment of our Independent Registered Public Accounting Firm	FOR	61
Vote to approve and adopt an amendment to the Kraton Corporation 2016 Equity and Cash Incentive Plan to increase the number of shares available for issuance thereunder	FOR	63
Director Nominees
We ask that you vote for the election of each of our Class III directors. Detailed information about each director can be found in “Proposal 1 — Election of Class III Directors” beginning on page 9.

Name	Age	Director Since	Other Current Public Boards	Committee Membership
Current Position
Shelley J. Bausch	52	2017	—	NCG
President of Carlisle Fluid Technologies
Kevin M. Fogarty	52	2009	1	Executive
CEO of Kraton Corporation
Karen A. Twitchell†	62	2009	2	Audit
Retired EVP and CFO of Landmark Aviation				Compensation+
† Financial Expert + Committee Chair

Corporate Governance Highlights
Our governance policies and structure promote thoughtful consideration of business action and appropriate risk taking with the continuing goal of strengthening long-term stockholder value and ensuring sustainable growth. Please read “Corporate Governance,” beginning on page 15, for a description of our program, highlights of which include:

Corporate Governance Highlights
• Resignation Policy for Uncontested Director Elections	• Code of Ethics and Business Conduct for all Directors and Employees
• Fully Independent Board Committees	• Board Orientation and Continuing Education
• Board Risk Oversight	• Independent Board (Excluding our CEO)
• Diverse Board	• Independent Directors Meet without Management
• Stockholder Outreach Program	• Annual Board and Committee Self-evaluations
Performance Highlights
Results against the performance metrics under our incentive compensation plans demonstrated the following 2017 business highlights:

Reduction of Debt to	3-Year Relative Total Shareholder Return in the	Net Income of
$1,525 million		$97.5 million
and	96th	and
Net Debt to	Percentile(2)	Adjusted EBITDA
$1,450 million(1)		$374.2 million(1)

(1)	For a reconciliation of U.S. generally accepted accounting principles ("GAAP") to non-GAAP financial measures, refer to “Annex A — Non-GAAP Reconciliations.”

(2)	Based on relative TSR from December 31, 2014 to December 31, 2017 using the 2017 TSR Peer Group.
Adherence to Executive Compensation Best Practices
To mitigate compensation-related risk, drive performance and increase long-term stockholder value, our Compensation Committee is committed to, among other principles, the following executive compensation best practices:

What We Do	What We Don't Do
✓ Emphasis on Pay-for-Performance	✗ No Single-Trigger Change in Control Plans
✓ Stock Ownership and Retention Guidelines	✗ No Individual Employment Agreements
✓ Clawback Policy	✗ No Excise Tax Gross-Ups
✓ Minimum Vesting Periods for Awards	✗ No Liberal Share Recycling
✓ Fungible Share Design	✗ No Equity Plan Evergreen Provision
✓ Perform Annual Compensation Risk Assessment	✗ No Tax Gross-Ups for Non-Relocation Based Personal Benefits
✓ Use of Independent Compensation Consultant	✗ No Hedging or Pledging

Principles and Philosophy of the Compensation Program
In addition to adhering to executive compensation best practices, our Compensation Committee focuses on (1) upholding a pay-for-performance philosophy, (2) establishing total direct compensation at or near the 50th percentile of our peer group, and (3) granting variable compensation, primarily in the form of long-term equity incentives. Our Compensation Committee’s philosophy and principles are summarized below and are further discussed in the section entitled “Compensation Discussion and Analysis” beginning on page 25.
The tables below depict the targeted amounts for the key compensation elements of total direct compensation for our CEO and for our other NEOs for 2017, and quantitatively highlight our Compensation Committee’s focus on variable compensation, primarily in the form of long-term equity incentives, and compensation subject to specific quantitative performance criteria.

CEO Total Direct Targeted Compensation	Other NEOs Total Direct Targeted Compensation

Analysis of Total Direct Targeted Compensation	CEO	Other NEOs
Proportion of pay subject to specific quantitative performance criteria	60%	51%
Proportion of pay at-risk (variable compensation)	80%	66%
Proportion of pay delivered in the form of long-term equity	60%	46%
Pay-For-Performance
It is our Compensation Committee’s intention that a significant portion of our NEOs' total compensation be comprised of performance-based compensation tied to overall business and individual performance in a given year. Our Compensation Committee’s pay-for-performance philosophy aligns executive compensation with the creation of long-term stockholder value. Specifically:

•	Grants of restricted stock performance units ("PRSUs") represent two-thirds of the variable equity compensation mix and have a three-year performance period;

•	Grants of restricted stock awards ("RSAs") have a three-year cliff vest;

•	Total variable compensation paid to our CEO in 2017 accounted for approximately 60% of his total reported compensation;

•	Payout under the 2015 grants of PRSUs was 93.1%, with the 3-year relative total shareholder return (25% of the metric weighting) in the 95.6 percentile; and

•	Actual payouts under our annual cash incentive compensation program in 2017 were reflective of our financial performance, being 107.6% of target for our NEOs.

2017 Named Executive Officer Compensation

Fixed	Variable

Base Salary	Cash Incentive Compensation	+	Restricted Stock Awards	+	Restricted Stock Performance Units	=	Target Value

	Annual Incentive		Long-Term Incentive Compensation (3-Years)
Below is a summary of the compensation for 2017 for our NEOs. See "Compensation Discussion and Analysis" for additional information and see “Named Executive Officer Compensation Tables —Summary Compensation Table,” for year-over-year comparisons and the notes accompanying the table for additional information.
Base Salary
Each of our NEOs remains at or near the 50th percentile for our peer group in base salary, consistent with our overall compensation philosophy. Our Compensation Committee’s base salary determinations reflect their focus on market-based pay compared to peer companies.

Named Executive Officer	2017 Base Salary ($)	Change From 2016	2018 Base Salary ($)	Change From 2017
Kevin M. Fogarty	925,000	5.7%	1,000,000	8.1%
Stephen E. Tremblay	475,000	–	500,000	5.3%
Holger R. Jung	400,000	–	400,000	–
Marcello C. Boldrini	380,000	n/a	400,000	4.8%
Vijay Mhetar	310,000	n/a	325,000	5.3%
Cash Incentive Compensation
Based on our attainment of net debt reduction and Adjusted EBITDA, being the performance metrics that our Compensation Committee adjudged as aligned with the creation of stockholder value, our NEOs received an above-target payout, at 107.6% of target, for annual cash incentive compensation in 2017 as follows:

Named Executive Officer	Target Bonus	Payout Range for 2017 ($)	Actual Payout ($)
Kevin M. Fogarty	1.0 x Base Salary	0 - 1,850,000	995,300
Stephen E. Tremblay	.70 x Base Salary	0 - 665,000	357,770
Holger R. Jung	.60 x Base Salary	0 - 480,000	258,240
Marcello C. Boldrini	.60 x Base Salary	0 - 456,000	183,996(1)
Vijay Mhetar	.50 x Base Salary	0 - 310,000	166,780
________________

(1)	Amount prorated to Mr. Boldrini's April 1, 2017 start date.

Long-Term Equity Incentive Compensation
In 2017, our NEOs were granted long-term equity awards with two-thirds consisting of PRSUs, with a three-year performance period, and one-third consisting of RSAs, with a three-year cliff vesting.

Named Executive Officer	RSAs (#)	PRSUs (#)(1)
Kevin M. Fogarty	34,050	68,100
Stephen E. Tremblay	9,557	19,115
Holger R. Jung	7,168	14,336
Marcello C. Boldrini	4,330(2)	8,659
Vijay Mhetar	4,181(2)	8,363
________________

(1)
The PRSUs are disclosed at target. The PRSUs will vest three-years from the date of grant in an amount, if at least the threshold level of performance is achieved, ranging from 0.5x target to 2.0x target level depending on performance against the Compensation Committee's established metrics.

(2)
These amounts do not reflect the RSAs granted to Mr. Boldrini and Dr. Mhetar as part of their respective sign-on compensation. For information on such grants, please refer to "Named Executive Officer Compensation—Grants of Plan Based Awards."

Continuing Stockholder Outreach in 2017
At our 2017 Annual General Meeting of Stockholders, approximately 99% of stockholders who cast an advisory vote on our say on pay proposal voted in favor of our executive compensation programs. Throughout 2017, our Compensation Committee continued its outreach efforts to discuss our compensation policies and procedures with our major stockholders. Our Compensation Committee values these discussions and encourages stockholders to provide feedback about our executive compensation programs as described under “Corporate Governance—Communications with the Board ” on page 16. For a more thorough discussion of our stockholder outreach, see “Compensation Discussion and Analysis—Executive Summary—Results of 2017 Say-on-Pay Vote and Engagement” on page 27.
Our Compensation Consultants
Farient Advisors LLC ("Farient") assisted our Compensation Committee in compiling compensation data, conducting analyses, gathering market analysis, and evaluating the competitiveness of, and providing recommendations with respect to, the compensation of our executive officers, including our NEOs, and the design of the compensation program for 2017 and 2018.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
Who is making this solicitation of proxies?

This solicitation is made by Kraton Corporation on behalf of its Board. A Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) is first being mailed on or about April 13, 2018 to stockholders of Kraton Corporation. We will bear the cost of this proxy solicitation. We may furnish copies of our proxy solicitation material to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and ordinary course handling charges may be paid for such forwarding service.
Our officers and other management employees, who will receive no additional compensation for their services, may solicit proxies by mail, email, Internet, facsimile, telephone or in person. We have retained Georgeson LLC, 1920 Avenue of the Americas, 9th Floor, New York, NY 10104, to provide services in connection with our 2018 Annual General Meeting of Stockholders (our "Annual Meeting"), including the solicitation of proxies, at an anticipated cost of $8,000, plus reimbursement of out-of-pocket expenses.
Where will the Annual Meeting take place?

The Annual Meeting will be held on Wednesday, May 23, 2018, at 1:00 p.m., central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032.
Who may vote at the Annual Meeting?

All stockholders of record as of the close of business on March 26, 2018, the record date for the Annual Meeting, are entitled to vote at the meeting. Holders of our common stock are entitled to one vote per share. At the close of business on the record date, there were 31,894,854 shares of our common stock outstanding.
Who may attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.
How do I vote?

Because many stockholders cannot attend the Annual Meeting, it is necessary that a large number of stockholders be represented by proxy. You may vote in person or by proxy in one of the following ways:

•	In Person - we will provide a ballot to our stockholders who attend the Annual Meeting and wish to vote in person;

•	In Writing - if you request a paper proxy card, simply complete, sign and date the proxy card, then follow the instructions on the proxy card; or

•
By Telephone or Internet - follow the instructions on the Notice of Internet Availability or proxy card and have the Notice of Internet Availability or proxy card available when you access the Internet website or place your telephone call.

If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option. Please refer to your proxy card or the information provided by your brokerage firm, bank or other custodian to determine which options are available for voting the proxy. You may receive more than one proxy card, depending on how you hold your shares. You should vote each proxy card provided to you using one of the methods described above.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we have decided to use the Internet as the primary means of furnishing proxy materials to our stockholders. Accordingly, on or about April 13, 2018, we will mail the Notice of Internet Availability to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials.
If you received the Notice of Internet Availability, then you will not receive a paper copy of the proxy materials unless you request one. We encourage our stockholders to take advantage of the availability of the proxy materials on the Internet to contribute to our sustainability endeavors and to help reduce cost to us associated with the physical printing and mailing of proxy materials.
What am I being asked to vote on, how does the Board recommend that I vote, and what are the standards for determining whether a proposal has been approved?

Proposal		Recommended Vote	Voting Approval Standard(1)	Effect of Abstention	Effect of Broker Non-Vote(3)
1	Election of Class III directors	FOR ALL	More votes “FOR” than “WITHHELD”(2)	No effect	No effect
2	Advisory Approval on the Compensation of our Named Executive Officers	FOR	Majority of the votes cast	No effect	No effect
3	Ratification of the Appointment of our Independent Registered Public Accounting Firm	FOR	Majority of the votes cast	No effect	Not applicable
4	Vote to approve and adopt an amendment to the Kraton Corporation 2016 Equity and Cash Incentive Plan to increase the number of shares available for issuance thereunder	FOR	Majority of the votes cast	Vote against	No effect

(1)
Shares present in person or by proxy must be at least a majority of the shares entitled to vote to constitute a quorum. “Shares present” includes shares represented in person or by proxy at the Annual Meeting.

(2)
Any director nominee in an uncontested election who receives a greater number of votes “withheld” than votes “for” in such election shall, promptly following the certification of the voting results for such election, tender an offer of resignation for consideration by our NCG Committee. See “Corporate Governance—Director Resignation Policy”.

(3)
A broker non-vote occurs when a broker holding shares for a beneficial owner votes on some matters on the proxy card, but not on others, because the broker does not have instructions from the beneficial owner or discretionary authority (or declines to exercise discretionary authority) with respect to those other matters.

What happens if I do not indicate how I wish to vote on one or more of the proposals?

If you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies herein will vote your shares “FOR ALL” with respect to the election of our Class III director nominees (Proposal No. 1), “FOR” the resolution to approve the compensation to our named executive officers (Proposal No. 2), “FOR” the ratification of our appointment of KPMG LLP (Proposal No. 3), and “FOR” the approval and adoption of the amendment to the Kraton Corporation 2016 Equity and Cash Incentive Plan (Proposal No. 4). We are not aware of any other matters that may come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the proxy holders will vote the proxies according to their judgment.

What happens if I vote by proxy and later change my mind?

If you are the record holder of your shares, you may revoke your proxy by:

•	writing to our Secretary at our principal executive office;

•	delivering a properly executed proxy card dated after the date of the proxy card you want to revoke;

•	voting at a later time, but prior to 11:59 p.m. eastern time on May 22, 2018, by telephone or the Internet; or

•	attending the Annual Meeting and casting your vote in person.
If you are a beneficial owner of your shares, you must contact your brokerage firm, bank or other custodian to revoke any prior voting instructions.
Who are the proxies for the Annual Meeting?

The named proxies for the Annual Meeting, Stephen E. Tremblay and James L. Simmons (or their duly authorized designees), will follow submitted proxy voting instructions. They will vote as the Board recommends as to any submitted proxies that do not direct how to vote on any item, and will vote on any other matters properly presented at the Annual Meeting in their judgment.
What constitutes a quorum?

We need a quorum of stockholders in order to transact business at our Annual Meeting. A quorum is the presence, in person or by proxy, of the holders of record of a majority in voting power of the outstanding shares of common stock entitled to vote at the meeting. If you have properly voted by proxy, via mail, telephone or the Internet, you will be considered part of the quorum. We will count abstentions, withhold votes and broker non-votes as present for the purpose of establishing a quorum. If a quorum is not present, the chairman or the holders of a majority of the shares of common stock present in person or by proxy at the Annual Meeting may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.
If my broker holds my shares in “street name,” will my broker automatically vote my shares?

Under the rules of the New York Stock Exchange ("NYSE"), if your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will have discretion to vote your shares on our sole “routine” matter – the ratification of the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on any of the other proposals, absent direction from you, because they are considered “non-routine” matters. It is therefore very important that you vote your proxy or voting instruction card so that your vote can be counted.
Who will count the votes?

Representatives of Broadridge will tabulate the votes.
What shares are reflected on my proxy card?

The shares listed on your proxy card represent, as of the record date, all the shares of our common stock held in your name, as distinguished from shares held by a broker in “street” name. You should receive a separate voting instruction card from your broker if you hold shares in “street” name.
What is the Company’s contact information for purposes of the proxy solicitation?

You can contact us by mail sent to the attention of the Secretary at our principal executive offices located at 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032. You can call us by dialing 281-504-4700. You can access our proxy materials online at www.proxyvote.com.

PROPOSAL 1
ELECTION OF CLASS III DIRECTORS

Our Board is presently comprised of nine directors, divided into three classes, designated as Class I, Class II and Class III, each serving staggered three-year terms. With the exception of Kevin M. Fogarty, our President and Chief Executive Officer ("CEO"), all of our directors are independent under the listing standards of the NYSE and SEC rules.
The Board has nominated for re-election Shelley J. Bausch, Kevin M. Fogarty and Karen A. Twitchell, as Class III directors, to serve until their respective successors are duly elected and qualified at the annual general meeting of stockholders held in 2021 or their earlier death, resignation or removal.
Each of Mmes. Bausch and Twitchell and Mr. Fogarty has consented to being named in this proxy statement and to serving as a director if elected at the Annual Meeting. If for any reason, any of Mmes. Bausch and Twitchell and Mr. Fogarty becomes unable or unwilling to serve at the time of the Annual Meeting, the Board may reduce the size of the Board accordingly, or the persons named as proxies in the proxy will have the authority to vote for substitute nominees. We do not anticipate that any nominee named in the proxy statement will be unable or unwilling to serve.
The Board recommends that stockholders vote “FOR” each of the Company’s named nominees for Class III director.
Overview
Set forth below is a brief biography of our Class III director nominees and all other members of the Board who will continue in office. Set forth below is also a brief biography of each of our executive officers who is not a director.
Also included for each director is a brief discussion of the specific experiences, qualifications, attributes or skills that led our NCG Committee to conclude that the applicable director should serve on our Board at this time. Additionally, each of our nominees and directors meets the requirements of applicable law and NYSE listing standards, is judged by our NCG Committee to be a person of high character and integrity, and serves our goal of having a well-rounded board, including our consideration of principles of diversity. For a further discussion of the guidelines and qualifications our NCG Committee considers, please see “Corporate Governance—Board Selection and Refreshment,” below.

Nominees for Election as Class III Directors: Term Expiring 2021

Shelley J. Bausch
Independent Age: 52 Director since: 2017 Board Committee: NCG Current Public Directorships: None
Ms. Bausch is the President of Carlisle Fluid Technologies at Carlisle Companies, Inc. From 2014 to October 2017, Ms. Bausch served as the Global Vice President, Global Industrial Coatings at PPG Industries, Inc. Ms. Bausch began her career at Dow Corning Corporation in 1988, and most recently served as its Business Vice President, Finished Products from 2011 to 2014.

Skills and Qualifications:
• Significant experience in the chemicals industry, including internationally
• Senior leadership experience
• Broad experience in manufacturing, marketing, commercial operations, strategic planning, and organizational management

Kevin M. Fogarty	Our President and CEO
Age: 52 Director since: 2009 Board Committee: Executive Current Public Directorships: • P.H. Glatfelter Company
Mr. Fogarty was appointed our President and CEO in January 2008. Prior to being appointed President and CEO, Mr. Fogarty served as our Executive Vice President of Global Sales and Marketing from June 2005. Mr. Fogarty joined us from Invista, where he had served as President for Polymer and Resins since May 2004. For the 13 years prior to his most recent position with Invista, Mr. Fogarty held a variety of roles within the Koch Industries, Inc. family of companies, including KoSa.

Skills and Qualifications:

•
As the CEO of our Company, Mr. Fogarty sets the strategic direction of the Company under the guidance of the Board and provides valuable insight to the Board into the day to day business issues facing our Company

• Extensive sales, marketing and high-level leadership experience in the chemical industry, including experience in the specialty chemicals business, with broad international business experience

Karen A. Twitchell
Independent Age: 62 Director since: 2009 Board Committees: Compensation and Audit Current Public Directorships: • KMG Chemical, Inc. • Trecora Resources (Audit Chair)
From 2010 to 2013, Ms. Twitchell served as the Executive Vice President and Chief Financial Officer of Landmark Aviation. From 2001 to 2009, Ms. Twitchell was a Vice President and Treasurer of LyondellBasell Industries and Lyondell Chemical Company. Prior to that, she served as a Vice President and Treasurer of Kaiser Aluminum Corporation and Southdown, Inc. Before joining Southdown, Ms. Twitchell was an investment banker with Credit Suisse First Boston in its corporate finance department.

Skills and Qualifications:
• Broad experience in financial management and corporate finance, including investment banking, treasury and investor relations
• Extensive chemical industry experience
• Longstanding experience in senior corporate positions with knowledge of financial management oversight and enterprise risk management

Incumbent Class I Directors: Term Expiring 2019

Mark A. Blinn
Independent Age: 56 Director since: 2017 Board Committee: Audit Current Public Directorships: • Texas Instruments, Inc. (Audit Chair)
Mr. Blinn served in various positions at Flowserve Corporation, including, most recently as the Chief Executive Officer and President from 2009 to March 2017 and Chief Financial Officer from 2004 to 2009. Prior to Flowserve, Mr. Blinn held senior finance, treasury and planning positions at FedEx Kinko’s Office and Print Services, Inc., Centex Corp., FirstPlus Financial Inc., Electronic Data Systems Corp. and Commercial Capital Funding Inc. Mr. Blinn also was formerly an attorney with Smith, Barshop, Stoffer and Millsap, where he represented large financial institutions, foreign corporations and insurance companies in litigation issues.

Skills and Qualifications:
• Strong corporate finance, public company accounting and financial reporting experience, having served as a Chief Financial Officer
• Longstanding experience in senior corporate positions , including as Chief Executive Officer, with knowledge of financial management oversight
• Public company board experience, with knowledge on corporate governance and board function

Anna C. Catalano
Independent Age: 58 Director since: 2011 Board Committee: Compensation Current Public Directorships: • Willis Towers Watson • HollyFrontier Corporation
Ms. Catalano served in various capacities for BP plc, and its predecessor Amoco Corporation, from 1979 until her retirement in 2003, including from 2000 to 2003, as Group Vice President, Global Marketing, for BP plc.

Skills and Qualifications:
• International experience, having served as President of Amoco Orient Oil Company, lived in Beijing for two years, and is fluent in Mandarin
• Senior leadership experience, possessing extensive knowledge of marketing and communications
• Broad public company experience, with a wealth of knowledge on corporate governance, executive compensation and board function
Prior Public Directorships (Last Five Years):

Mead Johnson Nutrition Company, Chemtura Corporation, Hercules Incorporated, SSL International plc, and U.S. Dataworks, Inc.

Barry J. Goldstein
Independent Age: 75 Director since: 2009 Board Committees: Audit and NCG Current Public Directorships: • BMC Stock Holdings, Inc.
Mr. Goldstein retired as Executive Vice President and Chief Financial Officer of Office Depot, Inc. in October 2000, which he first joined as Chief Financial Officer in May 1987. Mr. Goldstein was previously with Grant Thornton from 1969 through May 1987, where he was named a Partner in 1976.

Skills and Qualifications:

•
Accounting experience, having served as the Chief Financial Officer of Office Depot for 13 years, as a partner in a major public accounting firm for over a decade, and as the chairman of six audit committees, four of them public

• Senior leadership, possessing extensive knowledge of corporate finance
• Broad public company experience and knowledge of corporate governance having served on the board of seven companies, four of them public
Prior Public Directorships (Last Five Years):

Interline Brands, Inc. and Generac Holdings Inc.

Dan F. Smith	Chairman of the Board

Independent
Age: 71
Director since: 2009
Board Committees: Compensation and Executive (chair)
Current Public Directorships:
•
Orion Engineered Carbons, S.A.
•
Nexeo Solutions, Inc.
•
TPG Pace Energy Holdings Corp.

Mr. Smith began his career as an engineer with Atlantic Richfield Company in 1968. He was elected President of Lyondell Chemical Company in August 1994 and Chief Executive Officer in December 1996. He was also elected Chief Executive Officer of Equistar Chemicals, LP in December 1997 and Millennium Chemicals Inc. in November 2004, each a wholly-owned subsidiary of Lyondell. Mr. Smith retired from each of these Chief Executive Officer positions in December 2007.

Skills and Qualifications:
• Industry knowledge with a long and distinguished career in the chemical industry and a degree in chemical engineering
• Senior leadership with several years of service as the Chief Executive Officer of a major chemical company
• Sophisticated public company experience having served as Chairman of the board of directors of Lyondell Chemical Company
Prior Public Directorships (Last Five Years):

Northern Tier Energy LLC

Incumbent Class II Directors: Term Expiring 2020

Dominique Fournier
Independent Age: 67 Director since: 2012 Board Committees: Executive and NCG (Chair) Current Public Directorships: None
Mr. Fournier was the Chief Executive Officer of Infineum International Limited, a joint venture specialty chemical company between Shell and ExxonMobil, from January 2005 until December 2011. From 1976 to 2004, he held various manufacturing and marketing positions in ExxonMobil’s (and its predecessor Exxon) chemical businesses as well as senior leadership positions, including AIB Vice President, from 1998 to 2004, and Managing Director – Exxon Chemical France, from 1996 to 1997.

Skills and Qualifications:

•
Knowledge of the industry, including manufacturing, marketing and executive management, and executive level knowledge of the Company and the specialty chemicals business by virtue of commercial relationships

• International business experience in Asia and with joint ventures
• Brings geographical diversity to the Board, as a French national

John J. Gallagher, III
Independent Age: 54 Director since: 2011 Board Committees: Audit (Chair) and NCG Current Public Directorships: None
Mr. Gallagher is the Chief Executive Officer of Stellar CJS Holdings, LLC, a privately held investment company formed in 2009. Previously, Mr. Gallagher was the Chief Operating Officer - Melt Delivery & Control Systems / Fluid Technologies / Finance and Shared Services of Milacron LLC, a supplier of plastics processing equipment, technologies and services. From 2005 to 2007, Mr. Gallagher was Executive Vice President and Chief Financial Officer of Celanese Corporation and, from 2007 to 2009, he was Executive Vice President and President, Acetyls and Celanese Asia. From 1995 to 2005, Mr. Gallagher served in executive positions with Great Lakes Chemical Corp., UOP, LLC, and AlliedSignal, Inc. From 1986 to 1994, Mr. Gallagher worked for Price Waterhouse, LLP and is a certified public accountant.

Skills and Qualifications:
• Significant expertise in corporate finance, public company accounting and financial reporting, including as a chief financial officer
• Senior leadership, possessing international business experience in Asia
• Over twenty years of industry knowledge of the chemical business

Executive Officers Who are Not Directors
Our Board elects our officers, and our officers serve until their resignation or termination or until their successors are duly elected and qualified.
Marcello C. Boldrini. Mr. Boldrini, age 56, was appointed our Senior Vice President and Chemical Segment President in April 2017. Prior to joining Kraton, Mr. Boldrini was the President Asia and President Global Metals and Mining for Houghton International. From October 2014 to July 2015, Mr. Boldrini was an independent management consultant. From 2010 to 2014, Mr. Boldrini held various executive management positions with Momentive, a global specialty chemical company, including most recently, the Executive Vice President and Chief Marketing Officer. Prior to his experience at Momentive, Mr. Boldrini spent over nineteen years at multiple chemical companies including Ashland, Unilever and Quaker Chemical Mr. Boldrini holds a MS in Chemistry from the University of Milan, Italy and an M.B.A. from Bocconi University in Italy.
Heba K. Botros. Ms. Botros, age 48, our Vice President, Corporate Development and Strategy, was appointed in December 2016.  Ms. Botros joined us from Celgard LLC, a Polypore Company, where she held a number of positions from 2007 through 2016, including most recently as Vice President of Global Sales and Marketing.  Prior to her employment at Celgard, Ms. Botros was employed by General Electric Company, Advanced Materials Division, and Altria Group.  Ms. Botros holds an M.B.A., Strategic Management Focus, and a BSc in Accounting & Marketing, each from the University of Wisconsin - Milwaukee. Ms. Botros is also Six-Sigma Green Belt certified and is a Certified Public Accountant.
Melinda S. Conley. Ms. Conley, age 52, our Senior Vice President and Chief Human Resources Officer, was appointed as our principal human resources officer in May 2012. Prior to joining us, from 2006 to 2011, Ms. Conley served in various capacities; including Vice President, Total Rewards for Dean Foods, a multi-billion dollar publicly-traded food and beverage company, with responsibility for all compensation and benefits. Prior to that role, she served as Vice President, Human Resources, where she was responsible for all aspects of human resources within the largest division. Ms. Conley previously held multiple human resources positions within the United States and England, with increasing responsibility, at companies including Capital One Financial Corporation, Monsanto Corporation, AlliedSignal, and Ford Motor Company. In addition, she practiced litigation at the firm of Figari & Davenport. Ms. Conley earned a B.A. in Speech Communication and an M.A. from the School of Labor and Employment Relations at the University of Illinois at Urbana-Champaign, and received her J.D. from Southern Methodist University.
J. Fernando C. Haddad. Mr. Haddad, age 54, our Senior Vice President, Global Operations was appointed in April 2015. He is responsible for our global manufacturing, supply planning, and environmental, safety, & health. Prior to joining us, Mr. Haddad worked as the Global Manufacturing & Supply Chain Director for UOP, a Honeywell Company, from 2013 to 2014. Prior to Honeywell, he spent 19 years with Dow Corning, where he held increasingly more senior manufacturing and supply chain leadership positions, including Global Operations Director for the Silicon Metal Business from 2009 to 2013. Mr. Haddad holds a Bachelor of Science degree in Chemical Engineering from the State University of Campinas (Brazil) and an M.B.A. from Faculdade Getulio Vargas (Brazil).
Holger R. Jung. Dr. Jung, age 55, our Senior Vice President and Polymer Segment President, is responsible for all sales, marketing and market development activities for our Polymer segment. Dr. Jung joined us from Invista, a Koch Industries subsidiary, where he held a number of positions of increasing responsibility, serving most recently since 2008 as Vice President of Invista’s North American Polyester & Intermediates business, overseeing the successful sale of that business to Indorama in 2011. Dr. Jung commenced his employment with Hoechst AG in 1990 prior to the sale of Hoechst’s polyester businesses to Koch in 1998, in positions including research and development chemist, technical service manager, and positions with oversight for quality management, strategic planning, and for the marketing and sales functions of KoSa’s European Polyester Specialty Polymer Business. Dr. Jung holds a Ph.D. in polymer chemistry from the University of Marburg in Germany.

Vijay Mhetar. Dr. Mhetar, age 47, our Senior Vice President, Chief Technology Officer, was appointed in January 2017.  Dr. Mhetar is responsible for global research & development and technical service activities as well as implementation of our company-wide innovation strategy. Dr. Mhetar joined us from General Cable Corporation, a wire and cable manufacturer, where he held a number of positions from 2008 through 2017, including most recently as Senior Vice President - Global Technology.  Prior to his employment at General Cable, Dr. Mhetar was employed by General Electric Company, Plastics as their Global Technology Manager.  Dr. Mhetar holds a Ph.D., Chemical Engineering from Texas A&M University and a Masters in Technology from the Indian Institute of Technology in Bombay, India. Dr. Mhetar is also Six-Sigma Black Belt certified.
Suzanne Pesgens. Ms. Pesgens, age 47, our Vice President and Chief Procurement Officer, was appointed in January 2016. Ms. Pesgens joined us from Arizona Chemical Company, LLC where she was the Director of Global Procurement since 2010. Prior to Arizona Chemical Company, LLC, she held a variety of roles from 1999 to 2010 in purchasing or marketing at a joint venture between Akzo Nobel and Monsanto Corporation (now Eastman Chemical Company). Ms. Pesgens earned a Master of Science degree in Chemical Engineering from Eindhoven University of Technology (Eindhoven, Netherlands) and an M.B.A. from Rotterdam School of Management at Erasmus University (Rotterdam, Netherlands).
Christopher H. Russell. Mr. Russell, age 52, our Chief Accounting Officer, was appointed our principal accounting officer in June 2015. From 2014 to 2015, Mr. Russell served as Chief Accounting Officer for Prince International Corporation, a leading manufacturer and distributor of mineral based products. Previously, from 2011 to 2014, Mr. Russell was employed with GE Power and Water, a subsidiary of General Electric Company, as the Global Controller for its Aero Derivatives business. Before that, he served as Vice President, Financial Reporting and Technical Accounting for Intelsat, a provider of satellite communications worldwide. Mr. Russell worked with Ernst & Young LLP from 1995 to 2007. Mr. Russell earned a B.S. in accounting from the University of North Texas and is a Certified Public Accountant.
James L. Simmons. Mr. Simmons, age 52, our Senior Vice President, General Counsel and Secretary, was appointed our chief legal officer in December 2014. Mr. Simmons joined us in January 2010 and served in various capacities in the legal department, including most recently as Deputy General Counsel and Assistant Secretary. From 2004 to 2010, Mr. Simmons served in a number of roles, with increasing responsibilities, in the legal department of HCC Insurance Holdings, Inc., including as Vice President & Corporate Secretary from 2007 to 2010. Mr. Simmons earned B.A. and M.A. degrees from Stephen F. Austin State University and his J.D. degree from the University of Houston Law Center.
Stephen E. Tremblay. Mr. Tremblay, age 59, our Executive Vice President and Chief Financial Officer was appointed our principal financial officer in 2008. From 1997 to 2007, Mr. Tremblay held various financial positions, including Chief Financial Officer, at Vertis, Inc., a provider of print advertising and media technology. Mr. Tremblay held senior finance positions at Wellman, Inc., a provider of polyester fiber and resins, from 1990 to 1997 and was a member of the accounting and auditing practice at Ernst & Young LLP, from 1983 to 1990. Mr. Tremblay earned a B.S. degree in business administration from Bryant University and is a Certified Public Accountant.

CORPORATE GOVERNANCE

Our Board of Directors
Overview
Our Board is currently comprised of nine members. The exact number of members of our Board will be determined from time to time by resolution of a majority of our full Board, but may at no time consist of fewer than three members.
Our Board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual general meeting of stockholders. Mr. Fogarty and Mmes. Bausch and Twitchell are nominees to serve as Class III directors (term expiring in 2021). Ms. Catalano and Messrs. Blinn, Goldstein and Smith serve as Class I directors (term expiring in 2019). Messrs. Fournier and Gallagher serve as Class II directors (term expiring in 2020).
Our Board and the NCG Committee consider it a priority to ensure that the Board is composed of directors who bring diverse perspectives and exhibit a variety of tenure, skills, professional experience and backgrounds.

		Snapshot of our Board

All directors possess:

œ	High Integrity and Ethical Behavior	`	Strategic Thinking	¸	Diverse Cultural Experiences

î	Senior Leadership or Board Experience	4	Corporate Governance Knowledge	M	Compliance and Risk Management Knowledge

Our directors also possess a balance of other relevant skills:					Average Age 61 Years

è	Financial / Accounting			7

C	Chemical Industry and Manufacturing			8

ë	Executive Compensation and Benefits			6	Average Tenure 6 Years

Ï	Research and Development (IP)			6

P	Sustainability			4

¬	Technology and Cybersecurity			2	Gender Diversity 33%

ù	Sales and Commercial			6

Meetings and Attendance
Our Board met six times during 2017, excluding three meetings by a special financing committee (as described below), and acted on other occasions by written consent. During the last full fiscal year, no incumbent director attended fewer than 75 percent of the aggregate of the total number of meetings of the full Board (held during the period for which he or she has been a director) and the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served).
Attendance at the Annual Meeting
We encourage our directors to attend our Annual Meeting, but their attendance is not required. All of our current directors who were serving at the time of the 2017 Annual General Meeting of Stockholders attended the meeting.
Executive Sessions
Our non-management directors, all of whom are independent under NYSE listing standards and SEC rules, meet regularly in executive session. Mr. Smith, as the non-management Chairman of the Board, serves as the presiding director at each executive session.
Communications with the Board
Our Board has established procedures by which our stockholders and other interested parties may communicate with any member of our Board, the chairman of any of our Board committees or with our non-management directors as a group by mail addressed to the applicable recipient, in the care of: Secretary, Kraton Corporation, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations, will be forwarded to the appropriate recipient, for review.
Independence of the Board
Our Board has determined that each of our non-management directors is independent under the listing standards of the NYSE and SEC rules, and references in this proxy statement to these directors as “independent directors” are in that capacity. Mr. Fogarty is not considered to be an independent director for these purposes because he is our President and CEO. In making its subjective determination that each non-management director is independent, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to our Company and management. The Board also considered the information in the context of the NYSE’s objective listing standards, as well as the types of relationships addressed in the NYSE listing standards and disclosure rules of the SEC regarding transactions with related parties.
In assessing the independence of any director who served on the Board at any time during the 2017 fiscal year, the Board took into account certain transactions, relationships, and arrangements involving certain directors and concluded that such transactions, relationships, and arrangements did not impair the independence of the director. The Board considered payments in the past three years in the ordinary course of business between the Company and: (i) for Mr. Smith, Nexeo Solutions, Inc., (ii) for Mr. Demetriou, Jacobs Engineering Group Inc., (iii) for Ms. Bausch, PPG Industries, Inc. and Carlisle Companies, Inc., and (iv) for Ms. Catalano, HollyFrontier Corporation. No such payments between the Company and any above-listed company were significant for either party.

Committees of the Board of Directors
Standing Committees of the Board
We have four standing committees of the Board: Audit Committee, Compensation Committee, NCG Committee and Executive Committee. The charter for each committee can be found in the Investor Relations section of our website at www.kraton.com. In 2017, our Board created a special financing committee, comprised of Messrs. Gallagher and Goldstein, and Ms. Twitchell, to evaluate and approve matters relating to financings. The special financing committee met three times in 2017. The current membership, primary responsibilities and number of meetings held in 2017 for each of our four standing committees of the Board are summarized below:

Committee	Current Members(1)	Primary Responsibility	Meetings in 2017

Audit	John J. Gallagher, III*
•
Manages the engagement of our independent auditors.
•
Monitors the qualifications, independence and performance of our independent auditors and the qualifications and performance of our internal auditors.
•
Discusses with management, the independent auditors, and the internal auditors the accuracy, effectiveness and integrity of the Company’s accounting policies, internal controls, audit results, financial statements, financial reporting practices, and others select financial matters.
•
Evaluates the hiring of current and former employees of our independent auditors.
•
Monitors compliance with legal and regulatory requirements, listing standards and corporate governance, including our Code of Ethics and Business Conduct, related party transactions, whistleblower activity and disclosure policy.
•
Assists the Board in fulfilling its risk oversight, particularly with regard to market based risk, financial reporting, and effectiveness of the Company’s compliance programs.
			9
	Mark A. Blinn
	Barry J. Goldstein
	Karen A. Twitchell

Nominating & Corporate Governance	Dominique Fournier *	• Identifies and recommends director candidates and committee assignments to the Board. • Reviews, develops and recommends governance principles applicable to the Company. • Oversees the evaluation of the Board and monitors the orientation and continuing education of directors.	5
	Shelley J. Bausch
	Anna C. Catalano
	John J. Gallagher, III
	Barry J. Goldstein

Compensation	Karen A. Twitchell*	• Manages the engagement, compensation, evaluation, and independence determination of compensation advisers. • Oversees and manages our executive compensation policies, plans, programs, and practices, and makes recommendations to the Board on the same.[2] • Determines our compensation philosophy and objectives. • Advises our Board on director compensation and perquisites. • Oversees our executive talent development. • Reviews public disclosure regarding executive compensation. • Assists the Board in fulfilling its risk oversight, particularly with respect to compensation programs and practices.	5
	Anna C. Catalano
	Dominique Fournier
	Dan F. Smith

Executive	Dan F. Smith*	• Acts on matters (1) when, due to an emergency or crisis, a meeting of the full Board cannot be convened in a timely manner and (2) as delegated to the committee by the Board.	0
	Kevin M. Fogarty
	Dominique Fournier

_______________
*     Chairperson

(1)
Our Board has determined that (1) all the committee members of each of the Audit Committee, NCG Committee and Compensation Committee are independent for purposes of applicable NYSE listing standards and SEC rules, and (2) each of Messrs. Blinn, Gallagher and Goldstein, and Ms. Twitchell qualifies as an “audit committee financial expert.”

(2)
Our Compensation Committee may (1) delegate responsibilities to subcommittees comprised of one or more members of our Compensation Committee, and (2) establish committees comprised of our officers, directors or employees to administer defined benefit and other pension plans as provided in plan documentation or otherwise.

Compensation Committee Interlocks and Insider Participation
None of our Compensation Committee members were formerly, or during 2017, an officer of ours or employed by us. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.
Board Leadership Structure and Role in Risk Oversight
Leadership Structure
Our Board believes it is preferable at this time for one of our independent directors to serve as Chairman of the Board. Therefore, we separate the roles of Chairman of the Board and CEO. Our Chairman of the Board leads the Board’s oversight of the management of the Company and presides at meetings of the Board and the stockholders. Our CEO is responsible for implementing the policies adopted by the Board and exercising general superintendence over all the business and affairs of the Company. At this time, we believe our leadership structure is appropriate for our Company because our independent Chairman, Mr. Smith, can bring his extensive experience in the petrochemical industry, and in executive management generally, to bear on matters relating to our Board’s oversight of the execution of our strategy, while Mr. Fogarty is able to use his extensive experience in the chemical industry and knowledge of the day-to-day operations of our business to focus his abilities on executing that strategy.
Role in Risk Oversight
Our executive management is responsible for managing the risks inherent in our business, and our Board oversees our executive team in the execution of its risk management function. To assist in this oversight function, our Board has designated the Audit Committee to oversee the development and execution of the Company’s risk management process. Management identifies and assesses the risks inherent in the business based on the likelihood of the risk occurring and the consequence to the Company if the risk were to be realized. Annually, internal audit conducts a risk assessment to assist management in the identification and assessment of risks. The results of the risk assessment are communicated to executive management for evaluation and identification of the most significant risks facing the Company, including a description of any mitigating controls in place and further mitigating actions that may be planned. Management manages identified risks through their ongoing oversight of operational activities and continued evaluation of the Company’s business goals and objectives. On a quarterly basis, the executive management team meets to reassess the significant risks, as well as to consider the status of any emerging risks. Annually, all risks identified by executive management and any changes to risks are presented for discussion to the Board, with quarterly updates provided to the Audit Committee.
Involvement in Certain Legal Proceedings
None of our current directors or executive officers has, in the past ten years, been involved in any legal proceedings that are material to an evaluation of their ability to serve as a director or executive officer.

Board and Committee Effectiveness
The Board and its Committees are committed to a rigorous annual self-evaluation process to ensure their effective functioning. Through evaluation, directors review the performance of the Board as a whole and the Committees on which they serve. The evaluation covers areas where the Board feels it functions effectively, and importantly, areas where the Board believes it can improve.

Our Board and its Committees evaluate, among others, the following topics:
• Effectiveness at discharging their respective allocated duties and responsibilities
• Organization of the Board and respective Committees, including composition, diversity, structure and refreshment
• Board and Committee meetings, information needs and quality of materials presented
• Satisfaction with individual director performance, including Committee and Board chairs
• Access to management, internal and external resources, and continuing education possibilities
• Areas where the Board and Committees should increase their focus

Comprehensive Steps to Achieve Board and Committee Effectiveness
Initiation	è
Our NCG Committee reviews and approves the proposed self-evaluation materials for the Board, each Committee and each director nominee up for election at the next Annual General Meeting of Stockholders. Upon approval, our General Counsel, or his delegate, distributes the materials.

â
Evaluation	è
The questionnaires solicit each director's insights, recommendations and opinions regarding the full Board and their applicable Committees, on various topics, including those listed above. The full Board also completes a full peer evaluation of the directors to be nominated and the upcoming Annual General Meeting of Stockholders.

â
Consolidation	è
The General Counsel, or his delegate, aggregates and consolidates the results and comments for presentation to the full Board and each Committee, highlighting areas of concern and trends. Responses are not attributed to individuals to promote candor. At the election of the NCG Committee, in 2018 an independent third-party may conduct oral interviews with directors one-on-one to generate additional feedback.

â
Presentation	è
In collaboration with the General Counsel, the Chairperson of each Committee and the Chairman of the Board present the results of each Committee or the full Board, respectively, the the constituent members for discussion.

â
Action	è
As an outcome of the self-evaluation process, the Board Chairman and the Committee Chairpersons suggest changes for areas of improvement. Examples of changes made in response the evaluation process include:

•
Increased Committee-specific education for new directors;
•
Additional oversight with respect to crisis management;
•
Enhancement of the time devoted to strategic matters; and
•
Board refreshment, including adding directors, increasing diversity, and evaluating Board and Committee composition.

Board Selection and Refreshment
Our NCG Committee is responsible for reviewing the composition of, and refreshing, the Board and its Committees, through its recommendations to the Board. Our NCG Committee uses a director selection process, highlighted to the left below, to ensure the efficient execution of its responsibilities.

Director Recruitment Process
Assess. Our NCG Committee commences its director recruitment and Board refreshment process by using its business judgment to deliberatively evaluate the needs of the Board going forward against the composition of the current Board, considering those directors who wish to continue to serve on the Board. The ongoing assessment includes a review of the corporate strategy, input from management on the evolving business needs, the annually updated director skills matrix and the results of the annual Board and Committee self-evaluations.

Assess
Assess the current Board composition and recent Board evaluation results to develop a list of sought after backgrounds, skills and qualifications
â
Identify
Identify. Our NCG Committee identifies director candidates through the recommendations of directors, management and stockholders, and the engagement of third-party consulting firms. The NCG Committee provides guidance to retained consulting firms about the preferred qualifications and backgrounds of a candidate, and uses such firms to perform reviews and evaluations. Our NCG Committee will consider director candidates recommended by our stockholders. Please refer to the text of our Bylaws (including Section 1.12 “Notice of Stockholder Business and Nominations”), which are on file with the SEC, and “Stockholder Proposals and Nominations for our 2019 Annual Meeting” in this proxy statement for additional information.

Identify candidates from third-party search firms, stockholders, management and directors
â
Evaluate
Review the universe of information on, and interview, prospective nominees
â
Appoint and Recommend
Appoint director and recommend approval of director at the next stockholder meeting covering the applicable class of directors
Ms. Bausch and Mr. Blinn were elected to the Board by our other directors effective August 11, 2017. Each of Ms. Bausch and Mr. Blinn were identified to the Board as a director candidate from a search conducted by SpencerStuart, a third-party consulting firm retained by our NCG Committee and paid a fee for its services. These services consisted of researching and recommending potential candidates, and performance background evaluations.

â
Two directors were added to our Board in 2017
Evaluate. Our NCG Committee evaluates all incumbent directors being considered for re-nomination and all director nominees, regardless of the individual, stockholder or consulting firm recommending such candidate, according to established Board-approved criteria. Our NCG Committee considers all candidates in light of the entirety of their credentials and considering the full universe of information made available to the committee. As highlighted below and in compliance with our NCG Committee’s charter, our Board has guidelines for nominees selected to serve on our Board. In addition our Board is dedicated to upholding its principles of diversity.

Guidelines for Nominees Selected to Serve on Our Board
• ability to meet any requirements of applicable law
• ability to meet any requirements of NYSE listing standards
• integrity and strength of character
• high ethical standards and history in matters of compliance
• ability to represent the interests of all stockholders
• business experience
• specific areas of expertise
• ability to devote sufficient time for attendance at and preparation for Board meetings

In addition to the guidelines for nominees selected to serve on our Board, our Board also determined that prospective nominees should exhibit exemplary qualifications in one or more of the following areas: business leadership experience, especially at the highest executive levels; financial reporting experience, especially as it relates to public companies; corporate finance experience; experience in the chemical industry; expertise in marketing; and/or international business experience.
Diversity
Our NCG Committee has not adopted a specific policy with respect to diversity. However, the NCG Committee does consider principles of diversity as an important factor in evaluating nominees to recommend for service on our Board. When considering diversity for the purposes of overall Board composition, the committee considers diversity in a broad context, including, without limitation, race, age, sex, nationality, business experience, skills, international experience, education, other public company board experience and other relevant factors. In addition, the Board values diversity factors such as race, sex and national origin in evaluating individual nominees and includes such factors as important criteria in identifying candidates for service on the Board.
Director Resignation Policy
We have adopted a director resignation policy to recognize principles associated with majority voting for directors. Our Corporate Governance Guidelines provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall, promptly following the certification of the voting results for such election, tender his or her offer of resignation for consideration by our NCG Committee.
The NCG Committee will recommend to the Board whether to accept the offered resignation or other action to be taken, and the Board will act on the offered resignation within 90 days following the certification of voting results for such election and promptly thereafter publicly disclose its decision regarding the offered resignation and, if applicable, the reasons for rejecting the resignation offer. The NCG Committee and the Board may consider any factors and alternatives they deem appropriate in making their recommendation or decision. Any director who is required to tender his or her offer of resignation pursuant to these provisions will not participate in the NCG Committee recommendation or Board action regarding such offered resignation. In the event that each member of the NCG Committee failed to receive the required vote in favor of his or her election, then those independent directors who did not receive a majority withhold vote would appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.
Certain Relationships and Related Party Transactions
Our Board adopted a written policy relating to the approval of related party transactions. Under our policy, we encourage our employees, officers and directors to avoid entering into any transaction that may cause a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to their supervisors or our law department. Pursuant to its charter, our Audit Committee is required to evaluate each related party transaction for the purpose of making recommendations to the disinterested members of our Board as to whether the transactions are fair, reasonable and within our policy, and should be ratified and approved by the Board.
In evaluating such proposed transactions, the Audit Committee is required to consider the relevant facts and circumstances and the controls implemented to protect our interests and the interests of our stockholders, including:

•	the benefits of the transaction to our Company;

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of our Company’s business;

•	the direct or indirect nature of the related party’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards.
Ms. Bausch, a member of our Board, serves as the President of the Fluid Technologies division of Carlisle Companies Inc. The Construction Materials division of Carlisle Companies, Inc. has from time to time purchased our products. Our total sales to the Construction Materials division in 2017 were approximately $5.5 million and our outstanding receivable was approximately $0.3 million as of December 31, 2017.
Mr. Demetriou, a former member of our Board who resigned on May 25, 2017, serves as the Chief Executive Officer of Jacobs Engineering Group, Inc., which since 2006, has from time to time supplied site maintenance and engineering services for our Belpre, Ohio, facility. Our total purchases from Jacobs in 2017 were approximately $12.8 million and our outstanding payable was approximately $0.7 million as of December 31, 2017.
Pursuant to its charter, our Audit Committee evaluated Ms. Bausch’s and Mr. Demetriou's related party transaction and made a recommendation to the disinterested members of our Board that the transactions were fair, reasonable and within our policy. The transactions were entered into, and payments were made, in the ordinary course of business and on competitive terms, and our directors did not participate in negotiations regarding, nor approve, any such payments or relationships. The disinterested members of our Board ratified and approved the ongoing commercial transactions.
Corporate Governance Guidelines
We are committed to having sound corporate governance practices that maximize stockholder value in a manner consistent with legal requirements and the highest standards of integrity. In that regard, our Board has adopted guidelines that provide a framework for the governance of our company. In addition, we periodically review these guidelines and regularly monitor developments in the area of corporate governance. Our Corporate Governance Guidelines are posted under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com and are available to any stockholder upon request.
Code of Ethics and Business Conduct
We have adopted a Code of Ethics and Business Conduct that is applicable to all of our directors, officers and other employees. The Code of Ethics and Business Conduct is posted under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com and is available to any stockholder upon request. If there are any material changes to or material waivers of the Code of Ethics and Business Conduct that apply to our CEO and/or senior financial officers, we will disclose them on our website in the same location.

STOCK OWNERSHIP INFORMATON

Beneficial ownership of our stock is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to the tables below and subject to applicable community property laws, we believe that each stockholder identified in the tables possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.
Holdings of Major Stockholders
Percentages of beneficial ownership by beneficial owners of 5% or more of the shares of our common stock reported below are based on 31,894,854 shares of common stock outstanding on the March 26, 2018 record date:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd St., New York, NY 10055	3,921,367(1)	12.3%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	2,936,149(2)	9.2%
Frontier Capital Management Co., LLC 99 Summer St., Boston, MA 02110	2,810,445(3)	8.8%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Rd., Austin, TX 78746	2,625,070(4)	8.2%
_______________

(1)
Information is based on a Schedule 13G/A filed with the SEC on January 19, 2018 and represents the number of shares beneficially owned as of December 31, 2017. BlackRock, Inc. holds sole power to vote 3,847,425 shares and sole power to dispose of 3,921,367 shares held by the following subsidiaries: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Japan Co., Ltd., BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC., with BlackRock Fund Advisors beneficially owning 5% or more of the outstanding shares of common stock.

(2)
Information is based on a Schedule 13G/A filed with the SEC on February 9, 2018. As of December 31, 2017, The Vanguard Group, an investment adviser, held sole power to vote 39,228 shares and sole power to dispose of 2,936,149 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 36,541 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 9,230 shares as a result of its serving as investment manager of Australian investment offerings.

(3)
Information is based on a Schedule 13G/A filed with the SEC on February 7, 2018. As of December 31, 2017, Frontier Capital Management Co. LLC, an investment adviser, held sole power to vote 1,300,325 shares and sole power to dispose of 2,810,445 shares.

(4)
Information is based on a Schedule 13G filed with the SEC on February 9, 2018. Dimensional Fund Advisors LP (“Dimensional”), reports the sole power to vote 2,513,932 shares and the sole power to dispose of 2,625,070 shares, as of December 31, 2017. Dimensional, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). All securities reported on the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities.

Holdings of Officers and Directors
Percentages of beneficial ownership by our directors, our NEOs, and by all directors and executive officers as a group reported below are based on 31,894,854 shares of common stock outstanding on the March 26, 2018 record date, plus, with respect to any person, the number of shares that may be acquired pursuant to stock options that are or will become exercisable by such person within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Shelley J. Bausch	3,051	*
Mark A. Blinn	3,051	*
Marcello C. Boldrini	14,150	*
Anna C. Catalano	23,066	*
Kevin M. Fogarty	641,962	2.0%
Dominique Fournier	21,823	*
John J. Gallagher, III	32,883	*
Barry J. Goldstein	27,668	*
Holger R. Jung	57,582	*
Vijay Mhetar	15,196	*
Dan F. Smith	56,674	*
Stephen E. Tremblay	168,641	*
Karen A. Twitchell	23,668	*
All Directors and Executive Officers as a Group (19 persons)	1,185,429	3.7%
_______________

*	Represents beneficial ownership of less than 1%.

(1)	The address for the beneficial owners is 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032.

(2)
Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. The totals in this column include the following shares, beneficial ownership of which the officer or director has the right to acquire within 60 days of the Record Date: Mr. Fogarty—387,537; and Mr. Tremblay—79,317.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires our directors and executive officers, as defined under the Exchange Act, and persons who own more than 10% of our stock to file initial reports of ownership and reports of changes in ownership of our stock with the SEC. Such executive officers, directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) reports applicable to our executive officers and directors and 10% beneficial owners were filed on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of the executive compensation program of our Compensation Committee for the following NEOs:

Named Executive Officer	Current Position Held
Kevin M. Fogarty	President and Chief Executive Officer
Stephen E. Tremblay	Executive Vice President and Chief Financial Officer
Holger R. Jung	Senior Vice President and Polymer Segment President
Marcello C. Boldrini(1)	Senior Vice President and Chemical Segment President
Vijay Mhetar(1)	Senior Vice President, Chief Technology Officer
_______________
(1)    Dr. Mhetar and Mr. Boldrini joined the Company in January 2017 and April 2017, respectively.

Executive Summary
Principal Components of Compensation to our NEOs in 2017
Our executive compensation program includes a mix of fixed and variable pay with performance periods ranging from one to three years. Our Compensation Committee established performance metrics for our annual cash incentive program ("ICP") and our long-term incentive program ("LTIP") that align with the Company’s strategy and stockholder interests. The following table outlines the primary elements of our Compensation Committee’s executive compensation program for 2017:

	Element (1)		Description & Metrics	Purpose

F I X E D	Base Salary		Delivered in cash and evaluated each year, effective April 1, based primarily on surveys and market data	Provide competitive pay to attract and retain our executive officers.

V A R I A B L E	Annual Cash Incentive Compensation		Delivered in cash and based on: (1) Adjusted EBITDA; and (2) attainment of Net Debt reduction	Motivate and reward our executives to achieve key annual business objectives.

	Long-Term Equity Incentive Compensation	Restricted Stock Awards ("RSAs")	Three-year cliff vest; Based on stock price appreciation/depreciation	Align interests of executives with long-term stockholder value to support our growth strategy and drive long-term performance, particularly in a volatile industry.

		Restricted Stock Performance Units ("PRSUs")	Three-year cliff vest payout based on: (1) cumulative Return on Capital Employed ("ROCE"), and (2) relative Total Shareholder Return ("rTSR")
_______________

(1)
Excludes discussion of our benefits which principally include, for our NEOs, contributions to the Kraton Savings Plan, contributions to the Benefits Restoration Plan, premiums for Supplemental Disability Insurance and certain perquisites. All elements of compensation are reviewed against a combination of the compensation elements of our stated peer group, and the market review of total direct compensation and of each discrete element of total direct compensation (base salary, annual cash incentive compensation, and long-term equity incentive compensation).

2017 Performance Highlights
For us, 2017 was marked by substantial growth and achievement against several of our significant milestones. Our overarching strategy in 2017 consisted of three elements: revitalization of organic growth, operational excellence, and portfolio management. Results against the performance metrics under our incentive compensation plans demonstrated the following 2017 business highlights:

Reduction of Debt to	3-Year Relative TSR in the	Net Income of
$1,525 million		$97.5 million
and	96th	and
Net Debt to	Percentile(2)	Adjusted EBITDA of
$1,450 million(1)		$374.2 million(1)

(1)	For a reconciliation of GAAP to non-GAAP financial measures, please refer to “Annex A — Non-GAAP Reconciliations.”

(2)	Based on relative TSR from December 31, 2014 to December 31, 2017 using the 2017 TSR Peer Group.

The following graph charts the three-year TSR for each of (1) our common stock, and (2) our 2017 TSR Peer Group, in the aggregate, all from December 31, 2014 to December 31, 2017. The calculation assumes a $100 investment on December 31, 2014 and the reinvestment of all dividends.

Our two-year TSR, from December 31, 2015 to December 31, 2017 represents continued stock price appreciation following the acquisition of Arizona Chemical and during the continued execution of our corporate strategy.

——●—— Kraton Corp.	——■—— 2017 TSR Peer Group

Additional Company Financial Highlights for 2017
✓	As of year-end 2017, we had realized approximately $45 million of the target $70 million savings which are a part of the ongoing cost reset initiatives in our Polymer segment that began in 2015.
✓	Delivered the $65 million of operational cost improvements and general & administrative synergies associated with the acquisition of our Chemical segment, one year ahead of our original 2018 target.
✓	Optimized our capital structure by closing a Euro denominated tranche of our term loan facility and repricing the existing USD denominated tranche of our term loan facility.

Results of 2017 Say-on-Pay Vote and Engagement
We received stockholder approval for our executive compensation program in 2017, with approximately 99% of the votes cast voting in favor of the proposal. Our Compensation Committee continually conducts outreach efforts to discuss its compensation philosophy, policies and procedures with our major stockholders, with the intent to:

1	Solicit candid feedback from stockholders and encourage discussion on compensation and governance practices	2	Report stockholder views directly to the Compensation Committee and the Board	3	Evaluate and design the executive compensation and corporate governance programs
As a result of this engagement process during 2017, we implemented the following for 2018:

What We Heard in 2017	How We Responded for 2018
Valued performance metrics based on our strategic focus to delever subsequent to the Arizona Chemical acquisition	Our ICP continues to include a metric based on the attainment of net debt reduction
Encouraged ongoing and enhanced focus on pay-for-performance
•
Continued employing cumulative ROCE and rTSR as the performance metrics for our LTIP
•
Continued the use of measures for our ICP that are determined entirely by Company performance
•
Maintained a ⅔ weighting of PRSUs against a ⅓ weighting of RSAs

Supported continued focus on both absolute and relative performance metrics	Absolute and relative performance metrics for our PRSUs remain equally balanced with ½ cumulative ROCE and ½ rTSR
Valued challenging and well aligned performance metrics
Reviewed an extensive universe of data, including peer group financial performance metrics, to gauge the Company's absolute and relative performance metrics. See "—Selecting Performance Metrics and Setting Associated Goals" below.

Positive response to our focus on variable compensation and vesting durations	• RSAs and PRSUs continue having a three-year cliff vest • Stock options have not been issued for over four years
Encouraged clear and more detailed disclosure on performance metrics and Compensation Committee actions
Enhanced and clarified various sections of this CD&A to illustrate our performance metrics and calculations, and the timeline of Compensation Committee actions. See "—Roles in Determining Executive Compensation" and "—Selecting Performance Metrics and Setting Associated Goals" below.

Our Compensation Committee believes that its continuous outreach efforts ensure that the design of our executive compensation programs remains aligned with stockholder expectations. Accordingly, as captured below, for 2018 our Compensation Committee has continued using the same performance metrics for both our ICP and LTIP as were used in 2017:

2017 and 2018
ICP	è	Adjusted EBITDA (¾)	Net Debt (¼)

LTIP	è	Cumulative ROCE (½)	Relative TSR (½)

Roles in Determining Executive Compensation
Our Compensation Committee
Our Compensation Committee discharges the responsibility of the Board in determining and recommending the compensation of our executive officers, including our NEOs. The Compensation Committee’s charter contains detailed information on the Compensation Committee’s duties and function and is available under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com.
Our Compensation Committee reviews the goals and objectives related to the compensation of our NEOs. During that review, the Compensation Committee considers the balance between short-term compensation and long-term incentive compensation, evaluates market practices, and sets the compensation levels of our NEOs based on that evaluation. In determining appropriate targeted compensation, our Compensation Committee considers individual performance, Company performance, rTSR, and compensation of persons holding comparable positions at our peer companies.
Our Compensation Committee has the ultimate authority and responsibility to engage and terminate any outside consultant to assist in determining appropriate compensation levels for our NEOs. The illustration below details the main items in our Compensation Committee's annual process in discharging its responsibility relating to the compensation of our executive officers:

Review progress against performance metrics
Assess compensation risk
Review individual executive market data
Approve form of long-term incentive agreements
December
February/March
Review progress against performance metrics
Evaluate independence of compensation consultant
Approve compensation philosophy
Certify incentive payouts
Approve TSR Peer Group
Establish upcoming performance targets and targeted compensation
Review Proxy
Process designed to drive performance, increase long-term stockholder value, and mitigate compensation related risk.
All compensation proposals are reviewed with the independent compensation consultant.
File Proxy
September
May
Review progress against performance metrics
Review compensation market trends and best practices
Discuss shareholder outreach
Annual Meeting
Stockholder Outreach
Review progress against performance metrics
Approve Compensation Peer Group
Review ISS/Glass Lewis reports and proxy voting

Our CEO and Executive Management
Our CEO is typically consulted regarding the compensation of the other NEOs. Our Chief Human Resources Officer regularly attends the meetings of the Compensation Committee and provides input on compensation matters, as requested by the Compensation Committee. Our Compensation Committee then meets in executive session without our CEO to review and recommend any changes to the CEO’s recommendations and to consider other actions, from time to time, as authorized by the Compensation Committee’s charter.
Our Compensation Consultant and Its Independence
In 2016, our Compensation Committee engaged Farient as its independent compensation consultant. During 2016, Farient assisted our Compensation Committee in compiling compensation data, conducting analysis, providing consulting services, and gathering market analysis. Our Compensation Committee continued Farient’s engagement and, for 2017, Farient evaluated the competitiveness of, and provided recommendations with respect to, the compensation of our executive officers, including our NEOs, and the design of the program for 2017. See also, "Determining Executive Compensation—Our Peer Groups and Survey Data".
Our Compensation Committee evaluates its compensation consultant yearly, including for satisfaction of independence requirements, and determined that Farient was independent. Our Compensation Committee assesses: (1) the adviser’s provision of other services to the Company; (2) the amount of fees received from the Company by the adviser, as a percentage of the adviser’s total revenue; (3) the adviser’s policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship of the adviser with a Compensation Committee member or an executive officer of the Company; and (5) any adviser-owned Company stock.
Determining Executive Compensation
Our Peer Groups and Survey Data
In order to ensure that our executive compensation program is competitive and has a strong link to relative stock price performance, our Compensation Committee reviews survey data and proxy data, and maintains two peer groups to evaluate and determine various components of our executive compensation program. The TSR Peer Group is used to (1) assess rTSR performance, (2) determine any payout related to the rTSR portion of our PRSUs, and (3) provide additional data points to assist the Compensation Committee in goal setting pursuant to the performance metrics.The Compensation Peer Group is used to understand and evaluate how certain NEO’s total direct compensation compares with the total direct compensation provided to individuals in similar roles within this peer group and then aligning such NEO’s total target compensation to, or near, the 50th percentile for the peer group. In addition to using our Compensation Peer Group to determine the compensation for our CEO and CFO, our Compensation Committee uses a combination of proxy data and additional survey data in determining the compensation for our other executive officers.

Our Peer Groups
For setting total direct compensation and our executive compensation program design each year, our Compensation Committee uses a Compensation Peer Group and a TSR Peer Group. With the assistance of Farient, each year our Compensation Committee comprehensively reviews, and subsequently revises, the prior peer groups and establishes the new peer groups. Companies are evaluated as a peer company based on their satisfaction of certain screening including, but not limited to, primary industry, comparable domestic and international revenue, business models and operations, and customer base.
The following table details our Compensation Peer Group for each of 2017 and 2018:

Company	2017	2018	Company	2017	2018
A. Schulman, Inc.	✓	✓	Newmarket Corp.	✓	✓
Albemarle Corp.	✓	✓	Olin Corp.(3)	✓	-
Chemtura Corp. (1)	✓	✓	OMNOVA Solutions, Inc.	✓	✓
Ferro Corp.	✓	✓	Platform Specialty Products Corp.	✓	✓
GCP Applied Technologies (2)	-	✓	PolyOne Corp.	✓	✓
H.B. Fuller Co.	✓	✓	Quaker Chemical Corp.	✓	✓
Ingevity Corporation (2)	-	✓	Rayonier Advanced Materials Inc.	✓	✓
Innophos Holdings, Inc.	✓	✓	Sensient Technologies Corp.	✓	✓
Innospec, Inc.	✓	✓	Stepan Co.	✓	✓
Int'l Flavors & Fragrances, Inc.	✓	✓	W.R. Grace & Co.	✓	✓
Minerals Technologies, Inc.	✓	✓
_______________

(1)
Although this company was acquired in 2017, data was available for 2018 evaluation. This company will be removed from our 2019 Compensation Peer Group. This company was not included in our 2018 TSR Peer Group.

(2)	Added to our 2018 Compensation Peer Group due to alignment with our business, customer focus and global operations.

(3)	This company is no longer classified as a diversified chemical company and has exceeded the appropriate revenue range for a peer, and therefore was removed from our 2018 Compensation Peer Group.
The following table details our TSR Peer Group for each of 2017 and 2018:

Company	2017	2018	Company	2017	2018
2017 Compensation Peer Group	✓	-	FutureFuel Corp.	✓	✓
2018 Compensation Peer Group	-	✓	GCP Applied Technologies, Inc.	✓	✓
Advanced Emissions Solutions, Inc.(1)	-	✓	Huntsman Corporation	✓	✓
Ashland Global Holdings Inc.	✓	✓	Ingevity Corporation	✓	✓
Axalta Coating Systems Ltd.	✓	✓	KMG Chemicals, Inc.	✓	✓
Balchem Corporation	✓	✓	LSB Industries, Inc.	✓	✓
Celanese Corporation	✓	✓	PPG Industries, Inc.	✓	✓
Chase Corporation	✓	✓	PQ Group Holdings Inc.(1)	-	✓
Codexis, Inc.	✓	✓	RPM International Inc.	✓	✓
DowDuPont Inc.(2)	✓	✓	TerraVia Holdings, Inc.(3)	✓	-
Eastman Chemical Company	✓	✓	The Chemours Company	✓	✓
Ecolab Inc.	✓	✓	The Sherwin-Williams Company	✓	✓
Flotek Industries, Inc.	✓	✓	Valhi, Inc.	✓	✓
_______________
(1)    Added to the TSR Peer Group since the company was added to the Russell 3000 index.

(2)	Dow Chemical Company and EI du Pont de Nemours and Co. merged in 2017; Each were on the 2017 TSR Peer Group.
(3)    Removed from the TSR Peer Group since the company was removed from the Russell 3000 index.

Selecting Performance Metrics and Setting Associated Goals
Our Compensation Committee takes a holistic approach to selecting performance metrics and setting associated goals under the incentive compensation programs. Our Compensation Committee believes that the performance metrics appropriately assess our Company, by measuring both performance relative to our peer groups and absolute performance against the execution of our financial objectives. In conjunction with this compensation policy, our Compensation Committee increased the weighting of the rTSR metric under our PRSUs from 25% for grants made in 2016 to 50% for grants made in 2017.

Our Compensation Committee also believes that a single metric would be insufficient to capture our intended performance trajectory. It recognizes the importance of achieving an appropriate balance between rewarding executives for strong performance over both the short- and long-term and establishing realistic targets that continue to motivate and retain executives. As a result, the incentive compensation programs provide for measurable, rigorous performance targets that are achievable but challenge executives to drive business results that produce stockholder value. In setting the performance targets, our Compensation Committee considered each of the following elements:

Considerations in Setting Rigorous Performance Metrics and Goals
✓	The Company's short- and long-term strategy
✓	Publicly disclosed long-term financial targets
✓	The Company's historical performance
✓	Peer group data and market statistics regarding executive compensation performance metrics and historical performance
✓	Targets that are established to encourage a level of risk-taking that is appropriate, but not unreasonable in the context of the Company’s business strategy
✓	Targets that are structured to avoid excessive risk-taking by using a variety of performance goals that apply over performance periods of varying lengths
✓	For each of the performance metrics, our Compensation Committee may certify the payout anywhere from 0% to 200%

As a result of such considerations, our Compensation Committee selected the following performance metrics for the 2017 grants of PRSUs and the 2017 ICP for our NEOs:

2017 ICP		2017 PRSUs
Adjusted EBITDA (¾)	Net Debt (¼)	Cumulative ROCE (½)	Relative TSR (½)

Selecting Absolute and Relative Performance Metrics
During our Compensation Committee's stockholder outreach efforts, our stockholders emphasized the value of relative metrics, alongside absolute metrics, in ensuring further alignment between long-term equity compensation and stockholder interests. Accordingly, in 2017, and continuing in 2018, our Compensation Committee increased the weighting of rTSR, as a relative metric for our grants of PRSUs, to 50% compared to 25% in 2016.

The following outlines the goals, and goal setting process, for each performance metric:

Adjusted EBITDA:

Our Compensation Committee believes that Adjusted EBITDA, as a performance metric, correlates with delivering strong sustainable performance that, in turn, drives long-term value creation.	Threshold 0.3x	Target 1.0x	Stretch 2.0x

For 2017, our Compensation Committee set Adjusted EBITDA targets by evaluating the Company's historical performance, the historical performance of peers, the approved business plan and stockholder expectations. The 2017 target represents a 6% growth from 2016 actual Adjusted EBITDA, in line with the median 3-year and 5-year average Adjusted EBITDA growth of peers.
	($ in millions)
	$336	$375	$413

Net Debt:

Following the close of the Arizona Chemical acquisition in early 2016, the Company had $1.73 billion of net debt and by year-end 2016 the Company had reduced net debt to $1.61 billion. Recognizing the Company’s strategic deleveraging plan, our Compensation Committee continued to set net debt targets in line with stockholder expectations, Company forecasts and Company goals to achieve a consolidated net debt leverage of below four turns by year-end 2018.
Threshold 0.3x	Target 1.0x	Stretch 2.0x
($ in millions)
$1,513	$1,470	$1,420

Cumulative ROCE:

Our Compensation Committee believes that cumulative ROCE, as a performance metric, demonstrates our efficiency at using both equity and debt to generate returns, therefore driving long-term value creation. Cumulative ROCE, rather than a point-to-point evaluation, is designed to promote continuous performance during the performance period.
2017 PRSUs	Threshold 0.5x	Target 1.0x	Stretch 2.0x
2017	6.2%	6.5%	7.0%
2018	6.4%	6.8%	7.4%

In setting the targets, our Compensation Committee evaluated historical performance and set realistic targets for the Company's current business. Additionally, the cumulative ROCE goals were designed to align with competitive ranges for the Company's peer group.

2019	6.9%	7.3%	8.2%

Relative TSR:

In response to stockholder feedback, our Compensation Committee uses rTSR as a metric to provide an external benchmark of our relative performance. The achievement levels determined by our Compensation Committee have remained the same since inception of the metric and are prevalent from a market perspective. These levels ensure that it is challenging for the Company to achieve the top quartile performance repeatedly over multiple performance cycles.
Threshold 0.5x	Target 1.0x	Stretch 2.0x
(Percentile Rank)
30th	50th	75th

Principles and Philosophy of the Compensation Program
Total Direct Compensation Philosophy
Our Compensation Committee looks to total direct compensation for each NEO to determine the individual elements of compensation. Our Compensation Committee’s executive compensation philosophy is to provide a base salary and incentive compensation that attracts, motivates, retains and rewards high quality executives through competitiveness in the marketplace.
To assist our Compensation Committee in designing the 2017 compensation program, in 2016 Farient evaluated the total direct compensation paid to our executive officers against that paid to individuals holding comparable roles at companies in our Compensation Peer Group, and additional survey data. Our Compensation Committee considered each component of compensation and determined that the aggregate total direct compensation to our NEOs, as a group, was near the median for our peer group. Our Compensation Committee aims to establish total direct compensation for our executives at, or near, the 50th percentile of the Compensation Peer Group to facilitate recruitment and retention while avoiding excessive compensation. Our Compensation Committee reserves the right to exercise its independent business judgment in determining the compensation of our NEOs or deviating from this target.
2017 Total Direct Compensation
The tables below depict the targeted amounts for the key compensation elements of total direct compensation for our CEO and for our other NEOs for 2017. The long-term incentive equity awards consist of PRSUs and RSAs, subject to a three-year cliff vesting. The PRSU award values used in the table below reflect the Compensation Committee's approved values.

CEO Total Direct Targeted Compensation (2017)	Other NEOs Total Direct Targeted Compensation (2017)

Analysis of Total Direct Targeted Compensation	CEO	Other NEOs
Proportion of pay subject to specific quantitative performance criteria	60%	51%
Proportion of pay at-risk (variable compensation)	80%	66%
Proportion of pay delivered in the form of long-term equity	60%	46%

Targeted Total Direct Compensation Focuses on Equity and Variable Compensation
Targeted total direct compensation for 2017 for all NEOs reflects our Compensation Committee’s focus on granting a significant portion of total compensation in the form of variable compensation and long-term equity. In the Compensation Committee’s judgment, this focus is intended to align our NEOs’ long-term interests with those of our Company and our stockholders by linking a significant portion of the compensation with our Company’s performance. For 2017, our Compensation Committee targeted long-term equity compensation as the most significant element of total direct compensation: 60% for our CEO and 46% for our other NEOs.
The value of variable compensation fluctuates based on the performance of our Company and the market value of our common stock, taking into account both short-term business performance and long-term share performance. RSAs, PRSUs and grants under our ICP each constitute variable compensation. For 2017, our Compensation Committee targeted variable compensation for our CEO at approximately $3.78 million, or 80% of his targeted total direct compensation. Additionally, over the same period for our other NEOs, our Compensation Committee targeted variable compensation at approximately 66% of their average aggregate targeted total direct compensation.

Pay-For-Performance
Our Compensation Committee designs its pay-for-performance philosophy with the goals to align executive compensation with the creation of long-term stockholder value and to motivate and retain top executive talent.
Reported, Realized and Realizable Pay
Our Compensation Committee considers realized and realizable pay in determining our CEO’s compensation, which reflects its continuing focus on pay-for-performance. The charts below show, for each of the last three years, the difference between the compensation (1) for our CEO as reported in the summary compensation table, (2) that our CEO actually realized, and (3) that our CEO could have realized at the end of each given year based on our closing stock price on such date, as well as the factors affecting realized and realizable pay.

Factors Affecting Realized and Realizable Pay
Our CEO did not exercise any stock options in 2015 or 2016. Our CEO exercised 82,472 stock options in 2017.
In part due to a three-year rTSR in the 95.6 percentile, resulting in a 200% payout for the rTSR performance component, our Compensation Committee certified the payout at 93.1% of target for the 2015 grants of PRSUs.

The value of the Long-Term Equity Incentive Awards increased between Reported and Realizable pay for each of 2016 and 2017 due to stock price appreciation in those years. Our stock price increased $12 over 2016, and $19 over 2017.

$ in Thousands
Base Salary	Long Term Equity Incentive Awards	Option Awards	Cash Incentive Compensation	Other Compensation(3)
________________

(1)	Reflects the value realized from the vesting of stock awards and the exercise of stock options, each as reported in the Option Exercises and Stock Vested table for the given year.

(2)
Reflects the value that could be realized from the vesting of stock awards granted in the given year, based on the closing price for our common stock on the NYSE on the last trading day of such year. This valuation: (i) assumes vesting at target levels for the 2016 and 2017 PRSUs, and (ii) uses a certified payout of 93.1% of target for the 2015 PRSUs.

(3)	Includes changes in pension value and non-qualified deferred compensation earnings.

Compensation Decisions and Results

Fixed	Variable

Base Salary	Cash Incentive Compensation	+	Restricted Stock Awards	+	Restricted Stock Performance Units	=	Target Value

	Annual Incentive		Long-Term Incentive Compensation (3-Year Cliff Vesting)
Base Salary
Our Compensation Committee reviews the base salary of each NEO on an annual basis and determines if a change is warranted. For our CEO and for our CFO, our Compensation Committee reviewed proxy data from the Compensation Peer Group. For our other executive officers, our Compensation Committee reviewed published survey data. Our Compensation Committee targets each NEO’s base salary at, or near, the 50th percentile for base salaries in our Compensation Peer Group, consistent with our overall compensation philosophy.
Our Compensation Committee starts with a review to establish total direct compensation and then determines the component parts. For our CEO, base salary accounted for approximately 20% of 2017 targeted total direct compensation, and for our other NEOs base salary accounted for approximately 34% of 2017 targeted total direct compensation. Our Compensation Committee believes these levels provide a significant attraction and retention effect for our NEOs. In addition, our Compensation Committee believes that keeping the balance weighted towards variable performance-based compensation serves the best interests of the Company and its stockholders.
The base salary determinations for our CEO and for all NEOs were as follows:

Named Executive Officer	2017 Base Salary($)	Change From 2016	2018 Base Salary($)	Change From 2017
Kevin M. Fogarty	925,000	5.7%	1,000,000	8.1%
Stephen E. Tremblay	475,000	-	500,000	5.3%
Holger R. Jung	400,000	-	400,000	-
Marcello C. Boldrini	380,000	n/a	400,000	5.3%
Vijay Mhetar	310,000	n/a	325,000	4.8%

Annual Cash Incentive Compensation
Cash incentive awards for 2017 were made under the Kraton Corporation 2016 Equity and Cash Incentive Plan (the "2016 Plan"). The purpose of annual cash incentive compensation is to promote the interests of our Company and our stockholders by providing variable cash compensation opportunities based on the delivery of key performance metrics. Such purpose is designed to contribute to the short-term performance of our Company.
Formula and Metrics for Annual Cash Incentive Compensation
Our Compensation Committee based the 2017 annual cash incentive compensation on business performance, with the following assigned percentage weighting to the achievement of each:

2017 ICP
Adjusted EBITDA (¾)	Net Debt (¼)
Our Compensation Committee establishes target bonuses for our NEOs based on survey data and our Compensation Peer Group. The following Target Bonus factors, approved in February 2017, were used to calculate cash incentive compensation for our NEOs for the year ended December 31, 2017:

Named Executive Officer	Target Bonus	Change from 2016	Bonus Range ($)(1)
Kevin M. Fogarty	1.0 x Base Salary	-	0 - 1,850,000
Stephen E. Tremblay	.70 x Base Salary	-	0 - 665,000
Holger R. Jung	.60 x Base Salary	-	0 - 480,000
Marcello C. Boldrini	.60 x Base Salary	n/a	0 - 456,000
Vijay Mhetar	.50 x Base Salary	n/a	0 - 310,000
__________________

(1)	Depending on actual performance, annual cash incentive compensation can range from zero to 2x times target.

For 2017, the payout was determined based on our achievements of Adjusted EBITDA and net debt reduction. The Compensation Committee established threshold, target and stretch multipliers for these performance targets, which provided a multiplier that could range from 0.3, if the minimum, or threshold, level of performance is achieved, to 2.0, assuming the Company met or exceeded the maximum, or stretch, goal. For 2017, the Company Factor for each NEO was 1.076 (0.739 + 0.337). Our Compensation Committee determined the Company Factor based on the following calculation:

1	ADJUSTED EBITDA (¾)
Our achievement of Adjusted EBITDA contributed to the Company Factor as follows:

	Weight	Threshold 0.3x	Target 1.0x	Stretch 2.0x	2017 Actual	2017 Factor
		($ in millions)			($ in millions)
Adjusted EBITDA(1)	75%	$336	$375	$413	$374.2	0.739
__________________

(1)
For discussion on 2017 goal setting, please refer to "—Selecting Performance Metrics and Setting Associated Goals." For a reconciliation of Net Income to Adjusted EBITDA, refer to “Annex A—Non-GAAP Reconciliations.”

2	NET DEBT (¼)
Our reduction of net debt contributed to the Company Factor as follows:

	Weight	Threshold 0.3x	Target 1.0x	Stretch 2.0x	2017 Actual	2017 Factor
		($ in millions)			($ in millions)
Net Debt(1)	25%	$1,513	$1,470	$1,420	$1,452.7	0.337
__________________

(1)
For discussion on 2017 goal setting, please refer to "—Selecting Performance Metrics and Setting Associated Goals." For a reconciliation of Debt to Net Debt, refer to “Annex A — Non-GAAP Reconciliations.”

2017 Certified Annual Cash Incentive Compensation
Based on calculations outlined in the steps above, we paid total cash incentive compensation to our NEOs in the following amounts for the 2017 performance year:

Named Executive Officer	Company Factor	x	ICP Target ($)	=	2017 Total ($)
Kevin M. Fogarty	1.076		925,000		995,300
Stephen E. Tremblay	1.076		332,500		357,770
Holger R. Jung	1.076		240,000		258,240
Marcello C. Boldrini	1.076		171,000		183,996(1)
Vijay Mhetar	1.076		155,000		166,780
__________________
(1)     Amount prorated for Mr. Boldrini's April 1, 2017 start date.

Year-over-year Results
Targeted amounts of annual cash incentive compensation for our CEO increased 5.7% in 2017 as compared to 2016, due to an increase in base salary for our CEO. On average, in 2017 the total payout percentage for our NEOs was 107.6% of their target bonus, representing an increase from the actual payout percentage for each NEO of 74.8% in 2016.

2018 Design for Annual Cash Incentive Compensation
Based on stockholder engagement and analysis from Farient, our Compensation Committee decided not to adjust the design of the ICP program to ensure ongoing alignment with the creation of stockholder value. Any compensation paid under our 2018 ICP will be paid in cash, and we expect that such payments, if any, will be made on or before March 15, 2019.
All Target Bonus factors as described above have remained the same for 2018.

2017 and 2018 ICP
Adjusted EBITDA (¾)	Net Debt (¼)

Long-Term Equity Incentive Compensation
Equity awards made subsequent to May 18, 2016 are made under the 2016 Plan. The 2016 Plan provides for the issuance of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and performance-based compensation awards, in addition to other equity or equity-based awards as the Board determines necessary from time to time. For 2017, the targeted long-term equity incentive compensation for our NEOs continued to be comprised of one-third RSAs and two-thirds PRSUs.

Target Long-Term Equity Incentives
PRSUs (⅔)	RSAs (⅓)
RSAs are a useful retention tool that require an executive to continue to work for the Company during the three-year cliff vesting period. Additionally, RSAs have tangible value in our industry, which typically displays more volatility than other less cyclical industries. PRSUs, which are settled in shares of common stock of the Company, further align the interests of our executives with those of our stockholders because such awards vest, if at all, based upon the achievement of performance targets that indicate the successful operation of our business and the creation of stockholder value.

RSA and PRSU Grants for 2017 and 2018
In each of 2017 and 2018, our Compensation Committee approved long-term equity incentive compensation to our NEOs at targeted amounts, resulting in the following grants (PRSUs reported at target levels):

	2017 Grants		2018 Grants
Named Executive Officer	RSAs (#)(1)	PRSUs (#)(2)	RSAs (#)(1)	PRSUs (#)(2)
Kevin M. Fogarty	34,050	68,100	24,023	48,047
Stephen E. Tremblay	9,557	19,115	5,913	11,827
Holger R. Jung	7,168	14,336	4,435	8,870
Marcello C. Boldrini	4,330(3)	8,659	3,326	6,653
Vijay Mhetar	4,181(3)	8,363	2,772	5,544
________________

(1)	The RSAs are subject to three-year cliff vesting.

(2)
The PRSUs will vest three-years from the date of grant in an amount, if at least the threshold level of performance is achieved, ranging from 0.5x target to 2.0x target level depending on performance against the Compensation Committee's established metrics for the achievement of cumulative ROCE and rTSR.

(3)
Do not reflect RSAs granted to Mr. Boldrini and Dr. Mhetar as part of their respective sign-on compensation. For information on such grants, please refer to "Named Executive Officer Compensation—Grants of Plan Based Awards."

Our Restricted Stock Performance Units
Our Compensation Committee determined that rTSR, as a relative external benchmark, and cumulative ROCE, as an absolute metric, render an appropriate mix of metrics for our PRSUs. Since 2015, our Compensation Committee weighted the relative and absolute metrics as follows:

2015 and 2016		2017 and 2018
Cumulative ROCE (¾)	Relative TSR (¼)	Cumulative ROCE (½)	Relative TSR (½)

Selecting Performance Metrics
During our Compensation Committee's stockholder outreach efforts, our stockholders emphasized the value of relative metrics, alongside absolute metrics, in ensuring further alignment between long-term equity compensation and stockholder interests. Accordingly, in 2017, and continuing in 2018, our Compensation Committee increased the weighting of rTSR, as a relative metric, for the PRSU grants.

Cumulative Return on Capital Employed (Cumulative ROCE)
Our Compensation Committee determines cumulative ROCE by comparing the cumulative net operating profit over the three-year performance period against a range of cumulative Return Percentage (defined below) levels over the same three-year performance period. The following steps outline how the Compensation Committee will determine the cumulative ROCE for outstanding PRSUs:

1	Calculate the Cumulative Net Operating Profit (for the three-year period)
We define net operating profit as Adjusted EBIT, net of non-cash compensation expense and net of taxes at a specified rate (29% for 2016 and 2017). We add our net operating profit for each year in the performance period to obtain the cumulative net operating profit.

2	Calculate the Cumulative Return Percentage Levels (for the three-year period)
Each year, our Compensation Committee determines the threshold, target or stretch Return Percentage levels by multiplying our average capital employed (being the annual average of total assets, less excess cash greater than $50 million, less total current liabilities, plus the current portion of long-term liabilities, all determined on a U.S. GAAP basis) by the Return Percentages for each year determined by the Compensation Committee (and disclosed annually) to ensure a meaningful improvement on our performance. For additional discussion of how our Compensation Committee sets 2017 goals, including the specific Return Percentages, please refer to "—Selecting Performance Metrics and Setting Associated Goals".
The below provides an example of the calculation described in Step 2:

	Year One		Year Two		Year Three		Cumulative
Threshold (0.5x Target)	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	=	Threshold Return Percentage
Target (1.0x Target)	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	=	Target Return Percentage
Stretch (2.0x Target)	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	=	Stretch Return Percentage

3	Compare the Cumulative Net Operating Profit (Step 1) to the Cumulative Return Percentage Levels (green column from Step 2) to determine the payout factor for cumulative ROCE.
Our Compensation Committee then compares the cumulative net operating profit over the performance period to the range of cumulative Return Percentage levels over the same period to determine the vesting factor.
Relative TSR (rTSR)
Relative TSR is measured by the compound annual growth in our stock price over the three-year performance period (calculated using the closing price on the last trading day of the applicable years), plus reinvestment of dividends on the ex-dividend date. This number is then compared to the applicable TSR Peer Group (as discussed above), with the payout based on our percentile rank relative to such TSR Peer Group.
The Completed Performance Cycle for our 2015 PRSUs
In 2015 our Compensation Committee granted PRSUs with a three-year performance period through December 31, 2017 ("2015 PRSUs"). For the 2015 PRSUs, our Compensation Committee certified a payout at 93.1% of target based on the following results:

ROCE (¾)
Threshold (0.5x Target)	$453,089

Target (1.0x Target)	$512,935

Stretch (2.0x Target)	$572,782

Actual Net Operating Profit (with taxes at 15%)	$462,020

Attainment of 57.461%
¾ Weighting x 57.46% Attainment = 43.1%

Relative TSR (¼)
Threshold (0.5x Target)	30th Percentile

Target (1.0x Target)	50th Percentile

Stretch (2.0x Target)	75th Percentile

Actual relative TSR	96th Percentile

Attainment of 200%
¼ Weighting x 200% Attainment = 50%

Named Executive Officer(1)	# Shares at Target	Value of Grant(2)	# Shares at Vest	Realized Value(3)
Kevin M. Fogarty	91,650	$1,957,992	85,321	$3,794,225
Stephen E. Tremblay	27,155	$580,134	25,279	$1,124,157
Holger R. Jung	20,367	$435,117	18,960	$843,151
________________

(1)	Dr. Mhetar and Mr. Boldrini were not granted any 2015 PRSUs.

(2)
The grant-date fair value for PRSUs is computed in accordance with FASB ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 5, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2017 Annual Report.

(3)	The realized value was calculated based on the closing price of our common stock on February 27, 2018, the date that the 2015 PRSUs fully vested, which was $44.47.

Payouts Resulting From Rigorous Metrics for our PRSUs
Our recent results against the compensation targets for our PRSUs demonstrate that our Compensation Committee sets challenging goals. There was no payout under the PRSUs granted in 2013 and a 52.5% payout for the PRSUs granted in 2014. For the PRSUs granted in 2015, our Compensation Committee certified a 93.1% payout which was largely a result of three-year rTSR in the 95.6 percentile resulting in a 200% payout for that component.

Update on the Outstanding Performance Cycles for our 2016 and 2017 PRSUs
In 2017, we completed the first year of the three-year performance period for our 2017-2019 PRSUs and the second year of the three-year performance period for our 2016-2018 PRSUs. Although the cumulative ROCE levels will not be determined until the end of the performance period, and may vary significantly following each year’s financial results, the following tables shows the current financial status of the cumulative ROCE achievement for our outstanding PRSUs:

2016 - 2018 PRSUs	2016		2017		2018		2016 - 2017 Cumulative
Threshold (0.5x Target)	$2,441,929 x 6% $146,516	+	$2,625,503 x 7.5% $196,913	+	$TBD x 9%	=	$343,429

Target	$2,441,929 x 7% $170,935	+	$2,625,503 x 8.5% $223,168	+	$TBD x 10%	=	$394,103

Stretch (2.0x Target)	$2,441,929 x 8% $195,354	+	$2,625,503 x 9.5% $249,423	+	$TBD x 11%	=	$444,777

Actual Net Operating Profit (with taxes at 29%)	$150,214	+	$161,670	+	$TBD	=	$311,884

2017 - 2019 PRSUs	2017		2018		2019		FY 2017
Threshold (0.5x Target)	$2,625,503 x 6.2% $162,781	+	$TBD x 6.5%	+	$TBD x 7%	=	$162,781
Target	$2,625,503 x 6.4% $168,032	+	$TBD x 6.8%	+	$TBD x 7.4%	=	$168,032

Stretch (2.0x Target)	$2,625,503 x 6.9% $181,160	+	$TBD x 7.4%	+	$TBD x 8.2%	=	$181,160

Actual Net Operating Profit (with taxes at 29%)	$161,670	+	$TBD	+	$TBD	=	$161,670

2018 Design for Long-Term Equity Incentive Compensation
Based on stockholder feedback and analysis from Farient, for 2018 our Compensation Committee decided not to change the design of the LTIP. However, our Compensation Committee revised performance goals for the cumulative ROCE metric of the PRSUs as follows:

Setting Performance Goals
For the 2018 PRSUs, our Compensation Committee approved the three-year attainment level for cumulative ROCE and rTSR, based on our 2018 TSR Peer Group. The target levels for cumulative ROCE align with the Company’s 2018 Strategic Plan, as approved by the Board. Cumulative ROCE levels for prior PRSUs were overly aspirational in comparison to peers, particularly those with similar high asset intensity as us, and industry-wide performance. The cumulative ROCE levels for the 2018 PRSUs (using a 21% tax rate) more closely reflect the realistic performance trends of the Company and its peers.

Level	Actual ROCE	Cumulative ROCE			Relative TSR (Percentile Rank)
	2017	2018	2019	2020
Threshold (0.5x Target)	6.2%	6.2%	6.5%	6.9%	30th
Target (1.0x Target)	6.2%	7.1%	7.5%	8.0%	50th
Stretch (2.0x Target)	6.2%	7.7%	8.8%	9.8%	75th

Other Compensation for our NEOs
Fringe Benefits/Perquisites
In 2017, we reimbursed Dr. Mhetar and Mr. Boldrini for relocation expenses to cover costs incurred by these individuals to relocate to our corporate headquarter upon joining the Company and provided associated tax gross-up payments. No other material fringe benefits or perquisites were provided to our NEOs in 2017.
Supplemental Disability Insurance
Our senior managers and executives, including our NEOs, participate in a supplemental disability insurance program for which the premiums are paid by the Company. The plan provides disability income protection at 60% of base salary and annual cash incentive compensation with no maximum benefit. For 2017, annual premiums for our NEOs ranged from approximately $260 to $20,000. The Compensation Committee determined that the provision of this benefit was appropriate in order to provide competitive, market-based benefits to our NEOs.
U.S. 401(k) Plan
Our NEOs are eligible to participate in the Kraton Savings Plan, a broad-based tax-qualified savings plan providing for employer and employee contributions for employees employed within the United States.
Non-Qualified Defined Benefits Restoration Plan
Our NEOs who participate in our U.S. 401(k) plan are eligible to participate in a non-qualified defined benefits restoration plan. This non-qualified plan is intended to restore certain benefits that may not be provided under the tax-qualified savings plan due to certain limitations imposed on tax-qualified plans by the Internal Revenue Code.
U.S. Pension Plan
Since he was hired prior to October 15, 2005, Mr. Fogarty was afforded an opportunity to participate in our broad-based tax-qualified noncontributory pension plan. Employees hired on or after October 15, 2005 are not eligible to participate in the pension plan. The pension plan was amended in 2005 to provide participants with a choice, which was effective as of January 1, 2006, between (1) continuing to accrue benefits under the final average pay formula provided for under the pension plan or (2) “freezing” benefits under the pension plan in exchange for an enhanced benefit under the Kraton Savings Plan. For participants who chose to receive the enhanced benefit under the Kraton Savings Plan, the final average earnings, service and social security benefit components of the pension formula (as defined in the plan) were frozen as of December 31, 2005. However, such participants will still be credited with service accumulated after December 31, 2005 for purposes of vesting of benefits under the pension plan.
2016 - 2018 Executive Officer Special Retention Award
On February 10, 2016, the Compensation Committee approved the payment of a special retention award (“Retention Awards”) to several of our executive officers, including our principal financial officer (such NEOs being referred to as the “Eligible Officers”), in recognition of significant contributions made in connection with the acquisition of Arizona Chemical and their continuing work on integrating our operations with those of Arizona Chemical. The Retention Awards payable to the Eligible Officers were paid in cash and in full on February 10, 2018. The Retention Awards are in addition to any bonuses the Eligible Officers may be entitled to receive under any other bonus plans of the Company. Mr. Tremblay received a Retention Award in an amount of $292,500.

Components of Post-Employment Compensation
Executive Severance Program
Certain of our executives, including our NEOs, participate in the Kraton Corporation Executive Severance Program. The Compensation Committee provides severance to our executive officers because it is consistent with the market practice among our peer companies, and, in the business judgment of the Compensation Committee, is necessary for our recruitment and retention goals. Each of the participants in the program has executed a non-competition and confidentiality agreement.
The severance program provides for severance payments upon certain events terminating employment. In the event the NEO’s employment is terminated by us without “cause” or by the NEO for “good reason” (as each such term is defined in the severance program), Mr. Fogarty would be entitled to 24 months of salary, up to 24 months of medical benefit continuation and a lump-sum payment equal to 2 times the average bonus over the prior three years, and other NEOs would be entitled to 12 months of base salary, up to 12 months medical benefit continuation and a lump-sum payment equal to one times the average bonus over the prior three years. In the event such termination occurs within one year immediately following a change in control of the Company, Mr. Fogarty would be entitled to 36 months of salary, up to 36 months of medical benefit continuation and a lump-sum payment equal to three times the target bonus for that year for Mr. Fogarty, and other NEOs would be entitled to 24 months of base salary, up to 24 months of medical benefit continuation and a lump-sum payment equal to two times the target bonus for that year. The Compensation Committee elected these multiples based upon a market assessment of the severance benefits offered by our peer companies and a determination that these levels were consistent with market practice and, therefore, serve our recruitment and retention goals.
Other Compensation Policies
For 2017, the Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that the Company generally may not deduct for federal income tax purposes annual compensation in excess of $1 million paid to certain employees. For taxable years beginning prior to December 31, 2017, the $1 million limit did not apply to performance-based compensation if, among meeting other requirements, the compensation was payable pursuant to stockholder-approved plans and was approved by directors who qualified as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.
Our Compensation Committee has been able to structure certain of the executive compensation plans and arrangements so that they will not be subject to the 162(m) deduction limit. However, although tax consequences are considered in its compensation decisions, our Compensation Committee has not adopted a policy that all compensation must be deductible. Rather, our Compensation Committee gives priority to the overall compensation objectives discussed above, which includes long-term stockholder value.
Moreover, the exemption from the Section 162(m) deduction limit for qualified performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2018.  As a result of the repeal, compensation paid to our covered executives in excess of $1 million will not be deductible by the Company even if it would otherwise meet the requirements of qualified performance-based compensation, except with respect to certain “grandfathered” arrangements.  The Compensation Committee will monitor developments and assess the impact of the nondeductibility of compensation in light of the changes to Section 162(m).  However, the Compensation Committee will retain the flexibility to authorize compensation that is not deductible consistent with our compensation policies and as determined to be in the bests interests of the Company and its shareholders.

Financial Restatement
The 2009 Plan and the 2016 Plan provide that performance-based compensation granted under each such plan is subject to a right of recapture. In the event that a determination that the achievement of a performance goal was based on incorrect data and such goal was in fact not achieved, any compensation under the respective plan that was paid on the basis of the purported achievement of such goal must be returned.
Executive Compensation Recoupment Policy
The Company has also adopted an Executive Compensation Recoupment Policy. The policy covers our Section 16 reporting persons under the Exchange Act, which includes our NEOs. The policy provides that we will, to the extent permitted by applicable law, seek to recover, at the direction of the Compensation Committee after it has considered the costs and benefits of doing so, any annual incentive compensation payment, long-term incentive payment or other payment to a covered executive under the following circumstances:

•	the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of our financial statements as filed with the SEC;

•	the Compensation Committee determines that the covered executive engaged in fraud or willful misconduct that caused or substantially caused the substantial restatement; and

•	a lower payment would have been made to the covered executive based upon the restated financial results.
In each instance, we will to the extent practicable seek to recover from the covered executive the amount by which the Compensation Committee has determined that an incentive payment made in the prior three years to such covered executive for the relevant period exceeded the lower payment that would have been made based on the restated financial results.
The full text of the Executive Compensation Recoupment Policy was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on September 16, 2013 (available here).
Executive Stock Ownership Guidelines
To further align the financial interests of our executives with those of our stockholders, our Board has adopted executive stock ownership guidelines. The guidelines apply to our Section 16 reporting persons under the Exchange Act, which includes our NEOs.
Our guidelines provide that our executives should own an amount of shares equal to a multiple of the executive’s annual base salary as follows:

Covered Executive	Ownership Target
Chief Executive Officer	5X
Chief Financial Officer	3X
Segment Presidents; Chief Technology Officer; SVP – Global Operations	1.5X
Other Executives	1X
Each executive covered by the guidelines is expected to comply with the ownership target within the five-year period commencing on January 1 of the year following the date on which such executive becomes subject to the guidelines. During the five-year period, such executives are expected to make reasonable progress, as determined by the Compensation Committee, toward their ownership targets. As of December 31, 2017, it was determined that all executives subject to the guidelines had reached, or were making reasonable progress toward, their respective ownership targets.

Trading in Our Stock Derivatives
Our Stock Trading Policy prohibits our employees, including our NEOs, from speculative trading in our common stock, including the trading of stock derivatives.
Hedging and Pledging by Executive Officers and Directors
Our Stock Trading Policy prohibits the purchase by our directors or executive officers of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of equity securities of the Company held, directly or indirectly, by any director or executive officer. Our Stock Trading Policy prohibits pledging of any Company stock as security by our directors or executive officers.
Compensation Risk Assessment
As part of the process undertaken to design and implement our compensation plan, our Compensation Committee evaluated our compensation policies, practices and plans to evaluate whether they encourage excessive risk taking. In undertaking this evaluation, our Compensation Committee reviewed, in addition to our compensation policies and practices, our gain-sharing plans at our manufacturing locations, our annual cash incentive compensation plan, our discretionary recognition award program, our sales compensation plans and our equity incentive compensation program. In addition, the Compensation Committee consulted with Farient who opined that none of our compensation policies, practices, or plans, encourages employees to take unreasonable risks related to our business. Based upon the Compensation Committee’s review of the Company’s policies, practices, and procedures of compensating its employees, including non-executive officers, and the compensation consultants' assessment, the Compensation Committee has determined that risks arising from our compensation policies, practices, and procedures are not reasonably likely to have a material adverse effect on the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Anna C. Catalano
Dominique Fournier
Dan F. Smith
Karen A. Twitchell, Chair

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table
The following table provides information concerning compensation we paid or accrued on behalf of our NEOs for each of our last three completed fiscal years.

Name Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Kevin M. Fogarty	2017	912,500	—	3,086,292	995,300	1,845	145,635	5,141,572
President and Chief Executive Officer	2016	875,000	—	2,922,650	654,500	1,106	193,816	4,647,072
	2015	875,000	—	2,885,261	1,420,794	—	145,041	5,326,096
Stephen E. Tremblay	2017	475,000	—	866,278	357,770	—	80,364	1,779,412
Executive Vice President and Chief Financial Officer	2016	468,750	—	865,974	248,710	—	88,622	1,672,056
	2015	450,000	—	854,885	494,676	—	64,566	1,864,127
Holger R. Jung	2017	400,000	—	649,708	258,240	—	65,871	1,373,819
Senior Vice President and Polymer Segment President	2016	393,750	—	649,476	179,520	—	59,831	1,282,577
	2015	375,000	—	641,170	358,515	—	33,463	1,408,148
Marcello C. Boldrini(5)
Senior Vice President and Chemical Segment President	2017	285,000	100,000	647,040	183,996	—	146,135	1,362,171
Vijay Mhetar(5)
Senior Vice President and Chief Technology Officer	2017	297,083	150,000	658,997	166,780	—	101,776	1,374,636
_______________

(1)
This column consists of RSAs and PRSUs granted pursuant to the 2009 Plan (for 2015 and 2016), and pursuant to the 2016 Plan (for 2017). Amounts set forth in the Stock Awards column represents the aggregate grant date fair value in accordance with the FASB ASC Topic 718. For the assumptions used in calculating the fair value, refer to Note 5, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2017 Annual Report.

Consistent with FASB ASC Topic 718, the table below shows the full grant date fair value for the market-related TSR component for the entire three-year performance cycle for each PRSU and was determined using a Monte Carlo simulation model. Also set forth is the grant date fair value for the performance-related component of the PRSUs (i) based upon the probable outcome of the performance-related component as of the grant date, and (ii) based upon achieving the maximum level of performance under the performance-related component as of the grant date.

		Grant Date Value
Name		Probable (Target) Outcome of Performance-Related Component	Maximum Outcome of Performance-Related Component	Market-Related Component
Kevin M. Fogarty	2017	$949,995	$1,899,990	$1,186,302
	2016	$1,432,911	$2,865,822	$534,444
	2015	$1,390,893	$2,781,786	$567,084
Stephen E. Tremblay	2017	$266,640	$533,280	$332,983
	2016	$424,562	$849,124	$158,355
	2015	$412,106	$824,212	$168,022
Holger R. Jung	2017	$199,987	$399,974	$249,733
	2016	$318,417	$636,834	$118,764
	2015	$309,090	$618,180	$126,021
Marcello C. Boldrini	2017	$133,333	$266,666	$150,840
Vijay Mhetar	2017	$116,650	$233,300	$145,683

(2)
Amounts listed in this column consist of cash incentive payments pursuant to the 2013 Cash Incentive Plan (for year 2015 and 2016) or the 2016 Plan (for year 2017). Please see the discussion of the specific components of the 2017 ICP under "Compensation Discussion and Analysis."

(3)
All amounts in this column reflect the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our pension plan during the applicable periods. Our NEOs do not earn above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

(4)	Amounts in this column for 2017 consist of amounts paid by the Company for:

	Kevin M. Fogarty	Stephen E. Tremblay	Holger R. Jung	Marcello C. Boldrini	Vijay Mhetar
Explanation	($)
Savings Plan Contributions	124,880	52,386	57,952	17,950	18,513
Supplemental Disability Premiums	19,555	10,865	6,719	1,304	267
HSA Contribution	1,200	600	1,200	900	1,100
Relocation Expenses	-	-	-	89,727	57,170
Tax Gross-Up Payments for Relocation Expenses	-	-	-	34,342	24,726

(5)	Compensation information is not provided for fiscal years in which the individual was not a named executive officer.
Pay Ratio
As disclosed above in the Summary Compensation Table, the total compensation for our CEO in 2017 was $5,141,572. Calculated based on our employee population on November 1, 2017, the median of the annual total compensation of all employees of the Company, as calculated below, was $125,349. Therefore, the ratio between the CEO's total compensation and the median employee's total compensation was 41:1.
To determine the median employee, we examined the 2017 base salary as well as the cash incentive payments or gainsharing at target payout for all individuals, excluding our CEO and certain non-U.S. employees in countries meeting the de minimis exemption. In applying the de minimis exemption, we determined that our total number of U.S. and non-U.S. employees was 1,951 on November 1, 2017 and we excluded the following approximate number of employees in each of the following countries: Belgium (12); India (8); United Kingdom (8); Singapore (6); Russia (4); Italy (2); Malaysia (2); Mexico (2); and Poland (1). We included all employees, whether employed on a full-time, part-time, temporary or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to the cash compensation, and we did not annualize the compensation for any employees that were not employed by us for all of 2017. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2017 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excludes securities reflected in column (a))(1)
Equity compensation plans approved by stockholders	675,516(2)	25.59	2,091,548
Equity compensation plans not approved by stockholders	—	—	—
Total:	675,516(2)	25.59	2,091,548
________________

(1)	Represents equity securities remaining available for future issuance under the 2016 Plan.

(2)
217,815 of these options, warrants and rights were issued under the TJ Chemical Holdings LLC 2004 Option Plan (the "2004 Plan"). Stockholder approval of this plan occurred prior to our initial public offering.

Grants of Plan-Based Awards
The following table provides details regarding plan-based awards granted to our NEOs during the fiscal year ended December 31, 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin M. Fogarty		462,500	925,000	1,850,000	—	—	—	—	—
	3/2/2017	—	—	—	34,050	68,100	136,200	—	2,136,297
	3/2/2017	—	—	—	—	—	—	34,050	949,995
Stephen E. Tremblay		166,250	332,500	665,000	—	—	—	—	—
	3/2/2017	—	—	—	9,558	19,115	38,230	—	599,638
	3/2/2017	—	—	—	—	—	—	9,557	266,640
Holger R. Jung		120,000	240,000	480,000	—	—	—	—	—
	3/2/2017	—	—	—	7,168	14,336	28,672	—	449,720
	3/2/2017	—	—	—	—	—	—	7,168	199,987
Marcello C. Boldrini		85,500	171,000	342,000	—	—	—	—	—
	4/1/2017	—	—	—	4,330	8,659	17,318	—	284,188
	4/1/2017	—	—	—	—	—	—	10,824	333,379
Vijay Mhetar		77,500	155,000	310,000	—	—	—	—	—
	3/2/2017	—	—	—	4,182	8,363	16,726	—	262,347
	1/16/2017	—	—	—	—	—	—	9,901	280,000
	3/2/2017	—	—	—	—	—	—	4,181	116,650
_________________

(1)
These columns provide information on potential payouts for our 2017 ICP under our 2016 Plan. For information on actual amounts earned, see “—Summary Compensation Table" above. For a discussion of the applicable performance criteria, see “Compensation Discussion and Analysis” above.

(2)
These columns provide information on potential share issuances under PRSUs granted pursuant to the 2016 Plan. The amount issued will be determined based on cumulative ROCE (50%) and rTSR (50%) over a three-year performance period ending March 2, 2020 and assuming the executive remains continuously employed with our Company during such period. For a discussion of the applicable performance criteria, see “Compensation Discussion and Analysis” above.

(3)
This column reflects grants of RSAs to each of our NEOs under our 2016 Plan. Our annual grants of RSAs are subject to three-year cliff vesting. As part of Mr. Boldrini's sign-on compensation when he joined the Company in April 2017, he received 3,247 RSAs with a one-year cliff vesting and 3,247 RSAs with a two-year cliff vesting. As part of Dr. Mhetar's sign-on compensation when he joined the Company in January 2017, he received 6,365 RSAs with a one-year cliff vesting and 3,536 RSAs with a two-year cliff vesting.

(4)
The grant-date fair value for each award is computed in accordance with the FASC ASB Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 5, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2017 Annual Report.

Outstanding Equity Awards at 2017 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2017.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity Incentive Plan Awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Kevin M. Fogarty	176,577	—	14.46	1/3/2020	—	—	—	—
	83,098	—	37.11	3/7/2021	—	—	—	—
	77,485	—	28.42	3/5/2022	—	—	—	—
	65,093	—	23.84	3/4/2023	—	—	—	—
	73,052	—	27.98	3/3/2024	—	—	—	—
	—	—	—	—	135,431	6,523,711	—	—
	—	—	—	—	—	—	45,825	2,207,390
	—	—	—	—	—	—	55,556	2,676,133
	—	—	—	—	—	—	34,050	1,640,189
Stephen E. Tremblay	22,259	—	37.11	3/7/2021	—	—	—	—
	20,821	—	28.42	3/5/2022	—	—	—	—
	14,646	—	23.84	3/4/2023	—	—	—	—
	21,591	—	27.98	3/3/2024	—	—	—	—
	—	—	—	—	39,596	1,907,339	—	—
	—	—	—	—	—	—	13,577	654,004
	—	—	—	—	—	—	16,461	792,926
							9,557	460,361
Holger R.Jung	—	—	—	—	29,697	1,430,504	—	—
	—	—	—	—	—	—	10,183	490,515
	—	—	—	—	—	—	12,346	594,707
	—	—	—	—	—	—	7,168	345,283
Marcello C. Boldrini					10,824	521,392
							4,329	208,528
Vijay Mhetar					14,082	678,330
							4,181	201,399
_______________

(1)	Options granted from January 2010 forward were granted pursuant to the 2009 Plan.

(2)
Each of our NEOs has received RSAs with a three-year cliff vest, subject to the NEO remaining continuously employed by us through the vesting date. The vesting of the RSAs set forth in the table above is as follows:

		Kevin M. Fogarty	Stephen E. Tremblay	Holger R. Jung	Marcello C. Boldrini	Vijay Mhetar
Grant Date	Vest Date	Shares Subject to the Grant
2/27/2015	2/27/2018	45,825	13,578	10,183	-	-
2/26/2016	2/26/2019	55,556	16,461	12,346	-	-
1/16/2017	1/16/2018	-	-	-	-	6,365
	1/16/2019	-	-	-	-	3,536
3/2/2017	3/2/2020	34,050	9,557	7,168	-	4,181
4/1/2017	4/1/2018	-	-	-	3,247	-
	4/1/2019	-	-	-	3,247	-
	4/1/2020	-	-	-	4,330	-

(3)	The market value of unvested RSAs and unearned PRSUs is calculated based on the closing price of our common stock on December 29, 2017, the last trading day of the year, which was $48.17.

(4)	The number of shares reported in this column and the payout value calculated in the column to the right are based on the achievement of threshold performance levels.

Option Exercises and Stock Vested
The following table sets forth information regarding equity awards held by our NEOs exercised or vested during fiscal year 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Kevin M. Fogarty	82,472	2,934,149	49,053	1,358,531
Stephen E. Tremblay	49,623	1,677,429	14,534	402,529
Holger R. Jung	63,960	970,012	10,901	301,905
Marcello C. Boldrini	—	—	—	—
Vijay Mhetar	—	—	—	—
________________

(1)
The value realized on exercise is calculated by multiplying the number of options exercised by the difference between the market price of the underlying securities at exercise and the exercise price of the option.

(2)	Includes the vesting of (i) 52.5% of the total PRSUs granted to the NEO on March 3, 2014, and (ii) the RSAs granted to the NEO on March 2, 2014.

(3)	The value realized on vesting is calculated by multiplying the number of shares of stock by the fair market value of the underlying shares on the vesting date.
Pension Benefits
The following table sets forth information regarding participation of our NEOs in our U.S. Pension Plan during fiscal year 2017.

Name(1)	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kevin M. Fogarty	U.S. Pension Plan	0.6	15,116	0
________________

(1)	Messrs. Tremblay, Jung, Boldrini and Mhetar are not eligible to participate in our U.S. Pension Plan.
We maintain a tax-qualified noncontributory defined benefit pension plan that covers our U.S. eligible employees hired prior to October 15, 2005, our former employees and our retirees. See Note 13, Employee Benefits, in the Notes to Consolidated Financial Statements contained in our 2017 Annual Report. We contribute to the plan on behalf of our eligible employees. Employees do not contribute to the plan. The pension plan is intended to qualify under Section 401 of the Internal Revenue Code.
The normal retirement benefit formula for participants is approximately 1.6% of the participant’s average final compensation multiplied by years of accredited service, minus a percentage of benefits received under social security. The Company does not have a policy of granting extra years of service. The primary elements of compensation that are included in applying the payment and benefit formulae are (1) base salary, including salary deferrals, and (2) non-deferred payments under incentive compensation plans prior to a participant’s separation from service, provided that no more than three consecutive payments of incentive compensation are taken into account.
Participants become eligible to begin receiving payments when they reach “normal” retirement age of 65. Under certain circumstances participants may receive payments at early retirement; however, under no circumstances may early retirement occur before the age of 45. None of our NEOs is currently eligible for early retirement under the terms of the pension plan. Only Mr. Fogarty participates in the pension plan and benefits for each of them were frozen as of December 31, 2005; however, they continue to accumulate years of credited service for purposes of vesting under the plan.

Nonqualified Deferred Compensation
The following table sets forth information regarding participation of our NEOs in our non-qualified deferred compensation plans for fiscal year 2017. Amounts set forth in the table are under our Benefits Restoration Plan.

Name	Executive Contributions in 2017 ($)	Company Contributions in 2017 ($)(1)	Aggregate Earnings in 2017 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2017 ($)
Kevin M. Fogarty	77,820	97,880	52,177	-	1,807,827
Stephen E. Tremblay	27,223	41,898	26,288	-	588,010
Holger R. Jung	18,571	30,952	9,848	-	268,531
Marcello C. Boldrini	-	-	-	-	-
Vijay Mhetar	-	-	-	-	-
________________

(1)	Amounts set forth in this column were reported in “All Other Compensation” for 2017 in our “—Summary Compensation Table" above.

(2)
These amounts were not reported for 2017 in our “Summary Compensation Table" because our NEOs do not earn above-market or preferential earnings on contributions under this plan. In 2017, our NEOs invested in these funds with gross one-year average annual total returns reflected as of December 31, 2017: Baron Small Cap Fund Retail Class (27.13%); Deutsche CROCI® Equity Dividend A (19.25%); Fidelity® Blue Chip Growth (36.06%); Fidelity® Blue Chip Value (14.87%); Fidelity Freedom® 2020 (15.64%); Fidelity Freedom® 2025 (16.82%); Fidelity Freedom® Income (8.21%); Fidelity® Growth and Income Portfolio (16.88%); Fidelity® Large Cap Stock (18.15%); Fidelity® Real Estate Investment Portfolio (4.27%); Fidelity® Total Bond (4.18%); Fidelity® Small Cap Discovery (7.91%); Fidelity® Worldwide (29.54%); and AB Discovery Value Fund Class A (12.71%); Baron Growth Fund Retail Shares (27.04%).

Benefits Restoration Plan
Our Benefits Restoration Plan is intended to restore certain benefits that may not be provided under our tax-qualified savings plan due to limitations under the Internal Revenue Code on tax-qualified plans. Our Benefits Restoration Plan offers participants the opportunity to defer a portion of their base compensation in excess of the compensation limit under the Internal Revenue Code (“compensation limit”) that applies to our tax-qualified 401(k) plan (“deferral contributions”). Deferral contributions are limited to the matched contribution percentage of the participant’s base compensation under our 401(k) plan. Participants receive employer matching contributions under our Benefits Restoration Plan on their deferral contributions based on the employer matching contribution formula under our 401(k) plan. Also, participants have the opportunity to receive non-elective employer contributions under our Benefits Restoration Plan based on the enhanced employer contribution formula under our 401(k) plan based on their base compensation in excess of the compensation limit. To make deferral contributions, a participant must complete a deferral election prior to January 1st of the plan year during which the deferrals will be made. Deferrals and employer contributions are credited to a bookkeeping account and notionally invested in accordance with the participant’s investment elections in the investment options selected for the plan.
A participant’s deferral contributions (and earnings thereon) made under the Benefits Restoration Plan on and after January 1, 2013 will be paid to the participant in a lump sum cash payment 183 days after the participant’s separation from service date. Deferral contributions (and earnings thereon) made prior to 2013 are subject to the terms and conditions of the plan and the participant’s deferral elections in effect at the time the amounts were contributed to the plan, including with respect to the form of payment of the participant’s pre-2013 benefits.

Termination and Change in Control Payments
The following tables set forth the estimated value of payments and benefits that our NEOs would be entitled to receive under the Kraton Corporation Executive Severance Program and under any equity award grant agreements from 2015 - 2017, assuming certain terminations of employment and/or assuming a change in control of the Company, in each case occurring on December 31, 2017, which are in addition to the amounts they would be entitled to receive pursuant to the pension plan and the Benefits Restoration Plan, each as described above, as well as benefits available generally to salaried employees. Excluded from the tables below are payouts under the Executive Deferred Compensation Plan, a plan formerly available to our executives, now frozen, under which they were allowed to defer a portion of their annual cash bonus, which was invested in phantom shares of our common stock that are to be issued six months after the executive’s separation from service.

Name and Triggering Event	Severance Payment($)	Accelerated Vesting of Equity Awards ($)(4)	Continuation of Medical Benefits ($)	Total ($)(4)
Kevin M. Fogarty(7)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(1)(4)	3,029,363	—	49,217	3,078,580
By us without cause or by executive for good reason within one/two years after a change in control(2)(4)	5,550,000	19,571,086	73,825	25,194,911
Upon Disability or Death(3)	589,681	15,600,095	—	16,189,776
Upon a Change in Control	—	—	—	—

Stephen E. Tremblay
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(4)(5)	678,697	—	7,392	686,089
By us without cause or by executive for good reason within one/two years after a change in control(4)(6)	1,615,000	5,722,018	14,784	7,351,802
Upon Disability or Death(3)	203,697	4,579,554	—	4,783,251
Upon a Change in Control	—	—	—	—

Holger R. Jung
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(4)(5)	549,355	—	24,608	573,963
By us without cause or by executive for good reason within one/two years after a change in control(4)(6)	1,280,000	4,291,513	49,217	5,620,730
Upon Disability or Death(3)	149,355	3,434,682	—	3,584,037
Upon a Change in Control	—	—	—	—

Marcello C. Boldrini
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(4)(5)	380,000	—	16,012	396,012
By us without cause or by executive for good reason within one/two years after a change in control(4)(6)	1,216,000	938,496	32,024	2,186,520
Upon Disability or Death(3)	—	660,427	—	660,427
Upon a Change in Control	—	—	—	—

Name and Triggering Event	Severance Payment($)	Accelerated Vesting of Equity Awards ($)(4)	Continuation of Medical Benefits ($)	Total ($)(4)
Vijay Mhetar
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(4)(5)	310,000	—	24,608	334,608
By us without cause or by executive for good reason within one/two years after a change in control(4)(6)	930,000	604,244	49,217	1,583,461
Upon Disability or Death(3)	—	335,681	—	335,681
Upon a Change in Control	—	—	—	—
__________________

(1)
Upon termination of Mr. Fogarty’s employment by us without cause or by Mr. Fogarty for “good reason,” Mr. Fogarty is entitled to (i) continuation of base salary for 24 months, (ii) a lump sum cash payment equal to two times Mr. Fogarty’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 24 months (such benefits cease when Mr. Fogarty becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).

(2)
Upon termination of Mr. Fogarty’s employment by us without cause or by Mr. Fogarty for “good reason” within two years after a change in control, Mr. Fogarty is entitled to (i) continuation of base salary for 36 months, (ii) a lump sum cash payment equal to three times Mr. Fogarty’s target annual bonus and (iii) continuation of medical benefits for up to 36 months (such benefits cease when Mr. Fogarty becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 36 months).

(3)
Upon termination of the executive officer’s employment due to Disability or Death, such executive officer, or his or her estate, is entitled to a lump sum cash payment equal to the product of such executive officer’s average annual bonus paid over the prior three years, times a fraction, the numerator of which is the number of days such executive officer worked in the year in which the termination event occurred and the denominator of which is 365.

(4)
Equity awards vest in accordance with the terms of the individual grant agreements with respect to each award. Options, RSAs and PRSUs (which vest at the Target amount) held by the executive officer vest immediately in the event of termination of such executive officer’s employment by us without “cause” within one year following a change in control. Options and RSAs also vest in full upon the termination of the grantee’s employment due to Disability or death, and PRSUs will vest at one-third of Target (if termination occurs prior to the first anniversary of grant), two-thirds of Target (after the first anniversary, but prior to the second) or in full (after the second anniversary of grant). Additionally, for our grants of RSAs in 2017, the award will become vested on the date the NEO's employment is terminated without Cause (and other than as a result of the NEO's death or Disability) during the six (6) month period prior to third anniversary of the grant date. For our grants of PRSUs in 2017, the award will become vested on the third anniversary of the grant date if the NEO's employment is terminated without Cause (and other than as a result of the NEO's death or Disability) during the six (6) month period prior to third anniversary of the grant date. The value in this column represents an amount equal to the number of shares underlying the executive officer’s unvested RSAs, PRSUs and stock options as of December 31, 2017 multiplied by, in the case of RSAs and PRSUs, the closing market price of our common stock on December 29, 2017 ($48.17), which was the last trading day of fiscal 2017.

(5)
Upon termination of the executive officer’s employment by us without cause or by such executive officer for “good reason,” such executive officer is entitled to (i) continuation of base salary for 12 months, (ii) a lump sum cash payment equal to one times such executive officer’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 12 months (such benefits cease when such executive officer becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).

(6)
Upon termination of the executive officer’s employment by us without cause or by such executive officer for “good reason” within two years after a change in control, such executive officer is entitled to (i) continuation of base salary for 24 months, (ii) a lump sum cash payment equal to two times such executive officer’s target annual bonus and (iii) continuation of medical benefits for up to 24 months (such benefits cease when such executive officer becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).

(7)
In addition to the amounts set forth in the table for Mr. Fogarty, on the first day of the seventh month from his date of separation, Mr. Fogarty would be entitled to the issuance of 5,607 shares of our common stock based on phantom shares of our common stock Mr. Fogarty holds as a result of deferrals of bonus compensation he had previously made under the terms of the Executive Deferred Compensation Plan and as a result of a grant of phantom stock prior to our initial public offering.

Severance Arrangements under Executive Severance Program
The executive severance program generally sets forth the severance, if any, an NEO is entitled to receive under specified circumstances. Any executive who is not party to an employment agreement with us is eligible to be named as a participant in the severance program. Participants are designated by the Compensation Committee each calendar year and are subject to removal from the program upon written notice from the committee. The severance program provides for the payment of severance benefits upon the occurrence of certain termination events. The provisions of the severance program that are related to payments on termination of employment or a change in control of the Company are set forth in the tabular disclosure directly above under the heading “—Termination and Change in Control Payments.”
Generally, the severance program defines “Cause” to mean (A) the executive’s continued failure substantially to perform the executive’s duties, provided that we cannot terminate the executive’s employment for Cause because of dissatisfaction with the quality of services provided by or disagreement with the actions taken by him or her in the good faith performance of his or her duties to our Company; (B) failure to maintain his or her principal residence in the same metropolitan area as our principal headquarters, or elsewhere as mutually agreed; (C) theft or embezzlement of our Company’s property; (D) executive’s conviction of or plea of guilty or no contest to (i) a felony or (ii) a crime involving moral turpitude; (E) the executive’s willful malfeasance or willful misconduct in connection with his or her duties or any act or omission which is materially injurious to the financial condition or business reputation of our Company or any of its subsidiaries or affiliates; or (F) the executive’s breach of the restrictive covenants in any confidentiality, non-compete or non-solicitation agreement.
Generally, the severance program defines “Good Reason” to mean (A) our failure to pay the executive’s Base Salary or Annual Bonus (if any) when due; (B) a material reduction in the executive’s Base Salary, the Target Annual Bonus opportunity, or Employee Benefits, other than an across-the-board reduction; (C) a relocation of the executive’s primary work location more than 50 miles from Houston, Texas, without written consent; or (D) a material reduction in the executive’s duties and responsibilities, provided that none of these events shall constitute Good Reason if it was an isolated and inadvertent action not taken in bad faith and if it is remedied by us within 30 days after receipt of written notice (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30-day period, provided that we have commenced remedy within said 30-day period).
Employee Confidentiality and Non-competition Agreements
Each of our NEOs has entered into an Employee Confidentiality and Non-competition Agreement containing confidentiality provisions and providing for customary restrictive covenants, including non-competition and non-solicitation provisions for a period of 12 months following termination of employment.

DIRECTOR COMPENSATION

In making its recommendation to the Board on independent director compensation, the Compensation Committee considers peer and general industry data, including an analysis of director compensation provided by an independent compensation consultant. To further align the financial interests of our directors with those of our stockholders, our Board has adopted stock ownership guidelines whereby each covered director should own shares of our stock valued at five times the annual cash retainer for service on our Board. As of December 31, 2017, it was determined that all directors subject to the guidelines were making reasonable progress toward their respective ownership targets. Our CEO does not receive compensation for his services as a director.
Components of Non-Management Director Compensation
Our compensation program for non-management directors consists of a combination of cash retainers and equity grants of shares of our fully-vested common stock. We also reimburse our directors for travel, lodging and related expenses incurred in attending Board or committee meetings and for directors’ education programs and seminars. The following table details our 2017 director compensation structure:

Component	Type	Annual Amount
Base Compensation	Equity Grant	$90,000
for all non-management directors	Cash Retainer	$90,000
Additional Cash Fees	Chairman of the Board	$130,000
	Audit Committee Chair	$17,500
for Board and Committee Chairs	Compensation Committee Chair	$12,500
	NCG Committee Chair	$10,000
Director Compensation for Fiscal 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Shelley J. Bausch	34,973	35,248	70,221
Mark A. Blinn	34,973	35,248	70,221
Anna C. Catalano	90,000	89,978	179,978
Steven J. Demetriou (1)	41,113	35,991	77,104
Dominique Fournier	100,000	89,978	189,978
John J. Gallagher, III	107,500	89,978	197,478
Barry J. Goldstein	90,000	89,978	179,978
Francis S. Kalman (1)	90,000	89,978	179,978
Dan F. Smith	220,000	89,978	309,978
Karen A. Twitchell	97,486	89,978	187,464
________________

(1)	Mr. Demetriou resigned from our Board effective May 25, 2017 and Mr. Kalman resigned from our Board effective February 28, 2018.

(2)
Amounts set forth in the Stock Awards column represent the aggregate grant date fair value with respect to grants of fully vested common stock in accordance with the FASB ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 5, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2017 Annual Report.

PROPOSAL 2
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.
As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we seek to align the interests of our NEOs with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding encouragement of unnecessary or excessive risk-taking. Elements of compensation paid to our NEOs in 2017 included base salary, annual cash incentive compensation, long-term equity incentive compensation and other compensation. Our Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on executive compensation contained herein.
The Board recommends that stockholders vote “FOR” the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed in this proxy statement pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s compensation paid to our NEOs. Your vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs as described in this proxy statement. The vote is advisory, which means that it is not binding on the Company, the Board or the Compensation Committee. Your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to maintain the appropriate compensation programs to align executive compensation with the interests of the Company and its stockholders. Accordingly, we and the Board welcome our stockholders’ views on this subject and will consider the outcome of this vote when making future decisions regarding executive compensation.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter, adopted by the Board, that outlines its responsibilities and practices. The written charter can be found in the “Investor Relations” section of our website located at www.kraton.com. The Audit Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board to reflect the evolving role of the Audit Committee. The Audit Committee consists of non-management directors who meet the definition of “independent director” for purposes of serving on an audit committee under applicable SEC rules and NYSE listing standards. The Board has determined that each of Messrs. Blinn, Gallagher and Goldstein, and Ms. Twitchell qualifies as an “audit committee financial expert.”
Primary Responsibilities
In 2017, the Audit Committee held nine meetings. During 2017, the Audit Committee, on behalf of the Board, represented and assisted the Board in fulfilling its oversight responsibility relating to, among other things:

•	the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls;
•the performance of the internal audit services function;

•	the annual independent audit of the Company’s financial statements;

•	the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance;

•	the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures;
•the evaluation of enterprise risk issues; and
•the fulfillment of the other responsibilities set out in its charter.
The Audit Committee has the sole responsibility for the engagement and retention of the Company’s independent registered public accounting firm and the negotiation and approval of all audit and other engagement fees.
In discharging its responsibilities, the Audit Committee is not itself responsible for the planning or conducting of audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles in the United States of America ("GAAP"). The Company’s management is primarily responsible for the Company’s financial statements and the quality and integrity of the reporting process. The independent registered public accounting firm KPMG LLP ("KPMG") is responsible for auditing those financial statements and for expressing an opinion on the conformity of the consolidated financial statements with GAAP. KPMG, which has served as our independent registered public accounting firm since 2001, audited the financial records of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2017.
Oversight of Independent Registered Public Accounting Firm
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed, with the Company’s management and representatives of KPMG, the Company’s audited consolidated financial statements for the year ended December 31, 2017 and management’s report of the effectiveness of the Company’s system of internal control over financial reporting. The Audit Committee discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In

addition, the Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence.
The Audit Committee recognizes the importance of maintaining the independence of KPMG, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance, and independence of KPMG and its lead audit partner for the Company, and determines whether to reengage the firm or appoint a different independent registered public accounting firm. In doing so, the Audit Committee considers the impact to the Company on changing firms, the quality and efficiency of the services provided by KPMG, the non-audit fees and services provided by KPMG, KPMG’s global capabilities, and its technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained KPMG as the Company’s independent registered public accounting firm for 2018.
The members of the Audit Committee and the Board believe that, due to KPMG’s knowledge of the Company and the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue the retention of KPMG to serve as the Company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to retain the independent registered public accounting firm, the Audit Committee will recommend that the Board ask the stockholders to ratify the appointment KPMG as the independent registered public accounting firm at the Annual Meeting.
2017 Audited Financial Statements
In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports, and of KPMG,who are engaged to audit and report on the consolidated financial statements of the Company and subsidiaries and the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has reviewed and discussed with the Company’s management and KPMG the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “2017 Annual Report”). As part of its review and discussion, the Audit Committee asked for management’s representations and reviewed certifications prepared by the President and Chief Executive Officer and the Chief Financial Officer that the Company’s unaudited quarterly and audited consolidated financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company.
In reliance on its review of the audited consolidated financial statements, the review of the report of management on the effectiveness of the Company’s internal control over financial reporting, the discussions referred to above and the receipt of the written disclosures referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the 2017 Annual Report, for filing with the SEC.

Submitted by the Audit Committee:

Mark A. Blinn
John J. Gallagher, III, Chairman
Barry J. Goldstein
Karen A. Twitchell

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.
KPMG LLP’s representatives are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions asked by our stockholders.
The Board recommends that stockholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Fees Paid to Independent Registered Public Accounting Firm
The following table presents fees billed for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2016 and 2017, as well as other services rendered by KPMG LLP during those periods:

Description of Services	Amount Billed ($ thousands)
	2017	2016
Audit Fees. The audit of our consolidated financial statements, review of our interim financial statements, review of our systems of internal control over financial reporting, services in connection with statutory and regulatory filings and work in connection with certain financings.	$2,912	$3,124
Audit-Related Fees. Performance of the audit or review of local regulations requirements, that are not reportable as Audit Fees.	—	7
Tax Fees. Tax compliance, tax advice and tax planning services, primarily related to consultations for certain tax matters with respect to our international operations.	773	858
All Other Fees.	—	—
Total (may not foot due to rounding)	$3,685	$3,990
The services provided by KPMG LLP described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above, if any, were approved by the Audit Committee according to applicable SEC rules. The Audit Committee has considered whether the provision of the above-noted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm and has determined that the provision of such services has not adversely affected KPMG LLP’s independence.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee’s policy is that the committee shall pre-approve the audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair our auditor’s independence. Toward this end, our Audit Committee has identified certain services that will always require separate pre-approval on a case-by-case basis and has also provided for policy-based approvals by describing particular types of services that may be provided by our independent registered public accounting firm without consideration by the Audit Committee on a case-by-case basis. Unless a service is of a type that has received policy-based approval, as specifically identified in our pre-approval policy, the service will require separate approval by the Audit Committee.
Under our policy, the terms and fees for the annual financial statement audit and for the annual audit of our internal control over financial reporting always require separate approval on a case-by-case basis by the Audit Committee. The Audit Committee has granted policy-based pre-approval for other specified Audit Services, Audit-Related Services, Tax Services and All Other Services as scheduled in our pre-approval policy provided that in each case, such pre-approval is limited to $100,000 per engagement with an annual calendar-year aggregate limit on all pre-approved engagements of $500,000. All services to be provided by our independent registered public accounting firm are reviewed by the Audit Committee with the independent registered public accounting firm on a quarterly basis.
The Audit Committee may delegate pre-approval authority from time to time to one or more of its members in its discretion. Any committee member to whom pre-approval authority is delegated is required to report any pre-approval decisions to the full Audit Committee at its next meeting. The Audit Committee may not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to any member of our management.

PROPOSAL 4
APPROVAL AND ADOPTION OF AN AMENDMENT TO THE KRATON CORPORATION 2016 EQUITY AND CASH INCENTIVE PLAN

On March 22, 2018, upon recommendation of the Compensation Committee, the Board approved the adoption of an amendment (the "Amendment") to the Kraton Corporation 2016 Equity and Cash Incentive Plan (the "2016 Plan"), subject to stockholder approval, to increase the number of shares available for grant thereunder.
If the Amendment is approved and adopted at the annual meeting, it will become effective as of May 23, 2018. We believe approval of the Amendment is advisable to ensure the Company has enough shares of common stock available for its compensation programs under the 2016 Plan.
Background and Purpose of the Proposal
The purpose of the 2016 Plan is to promote the interests of the Company and its stockholders by providing the employees, consultants, and non-employee directors of the Company, who are largely responsible for the management, growth, and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The 2016 Plan is designed to meet this purpose by providing such employees, consultants, and non-employee directors with a proprietary interest in pursuing the long-term growth, profitability, and financial success of the Company and by creating long-term stockholder value. Because recipients of equity based compensation only benefit when all of our stockholders gain from the increase in the value of our shares, the Board believes that forms of equity compensation are excellent ways to pay compensation.
The purpose of the Amendment is to increase the number of shares available for grant under the 2016 Plan by 1,800,000 shares. The Board approved the adoption of the Amendment on March 22, 2018, subject to stockholder approval at this annual meeting. If the Amendment is approved and adopted by stockholders, we intend to file a registration statement on Form S-8 to register the 1,800,000 additional shares available for issuance under the 2016 Plan.
We believe that approval and adoption of the Amendment will give us the flexibility to make stock-based grants and other awards permitted under the 2016 Plan for an additional one to three years, depending on the fungible share design and award forfeitures, in amounts determined appropriate by our Compensation Committee; however, this timeline is simply an estimate used to determine the number of additional shares of common stock requested under the Amendment and future circumstances may require a change to expected equity grant practices. These circumstances include but are not limited to the future price of our common stock, award levels, and our hiring activity over the next few years. The closing market price of our common stock as of March 26, 2018 was $48.38 per share, as reported on the New York Stock Exchange.
Consequences of Failing to Approve the Proposal
The Amendment will not be implemented unless it is approved and adopted by stockholders. If the proposed Amendment is not approved and adopted by our stockholders, the 2016 Plan will continue in effect in its present form and we will continue to grant equity awards under the terms of the 2016 Plan until the shares remaining available for issuance are exhausted, which we estimate will occur at some time before late 2019, based on current expected equity grant practices. Failure of our stockholders to approve and adopt the Amendment also will not affect the rights of existing award holders under the 2016 Plan or under any previously granted awards under the 2016 Plan.

Selected Data on Current Outstanding and Unissued Awards
Set forth below is information regarding awards currently outstanding or remaining for grant under our equity compensation plans. All information is as of March 26, 2018.

Number of shares subject to outstanding awards under all equity compensation plans	1,685,636(1)(2)
Number of shares subject to outstanding options	585,048
Weighted average exercise price of outstanding options	$27.21
Weighted average remaining term of outstanding options (in years)	3.65
Number of shares subject to outstanding RSAs and RSUs	586,674(2)
Number of shares subject to outstanding PRSUs (assuming maximum vest)	1,027,826
Shares remaining for grant under the 2016 Plan (before Proposal No. 4 is approved)	1,463,136
Shares remaining for grant under the 2016 Plan (assuming Proposal No. 4 is approved)	3,263,136
_______________

(1)	Includes 513,913 PRSUs, which assuming maximum vest, would vest as 1,027,826 shares.

(2)
Excludes 27,809 outstanding RSUs held by our Chief Executive Officer that are fully vested but not distributable as shares of our common stock until our Chief Executive Officer's termination from employment.

Highlights of the Amended Plan
The Board believes that the 2016 Plan, as amended by the Amendment (the "Amended Plan") will promote the interests of our stockholders through the inclusion of the following features:

Feature	Description
Clawback Provisions
Awards will be subject to potential reduction, cancellation, forfeiture or other clawback pursuant to the Company’s clawback policy. See "Compensation Discussion and Analysis—Other Compensation Policies".

Minimum Vesting Periods	Awards will be subject to a minimum vesting period of one year, subject to an exclusion of 5% of the plan reserve.
Limited Discretion to Accelerate Vesting	The Compensation Committee will not have the discretion to accelerate equity vesting absent specific circumstances, including a change in control or death, disability or retirement.
Double Trigger Change in Control	Awards will not automatically vest and pay out solely as a result of a change in control.
No Liberal Share Recycling	The Amended Plan will prohibit the reuse of shares withheld or delivered to satisfy the exercise price of stock options or to satisfy tax withholding requirements of any award.
Participant Caps	The Amended Plan will impose annual grant limits for all participants.
Limitations on Options and SARs
For Options and SARs, the Amended Plan will require stockholder approval for repricing; preclude the payment of dividends or dividend equivalents; and require that the exercise price may not be lower than the fair market value of the underlying shares on the grant date.

Fungible Share Design	The Amended Plan will use a fungible share pool model in which full value awards count as two shares against the plan reserve.
Independent Committee	The Compensation Committee, consisting solely of independent directors, will administer the Amended Plan.
No Evergreen Provision	Shares authorized for issuance under the Amended Plan will not be automatically replenished.

Summary of the Material Terms of the Amended Plan
A summary of the Amended Plan is set forth below. This summary is qualified by, and subject to, (i) the full text of the 2016 Plan, which was filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q filed with the SEC on April 27, 2017 (available here), and (ii) the Amendment, as proposed, which is attached as Annex B to this proxy statement. Capitalized terms used in this summary that are not otherwise defined have the respective meanings given such terms in the 2016 Plan.
Number of Authorized Shares
The maximum number of shares of common stock reserved for issuance under the Amended Plan (the “Maximum Limitation”) will be: (i) 1,550,000 shares initially approved by our stockholders in May 2016, plus (ii) 1,800,000 additional shares pursuant to the Amendment, plus (iii) any issued but unvested shares of common stock that have been or may be forfeited, canceled or expired under the 2009 Equity Incentive Plan. As of March 26, 2018, (i) 1,242,864 shares were forfeited, canceled or terminated under the 2009 Equity Incentive Plan and subsequently reserved for issuance under the Amended Plan and (ii) 484,355 shares are issued but unvested shares that could be forfeited, canceled or terminated under the 2009 Equity Incentive Plan.
Shares of common stock issued under the Amended Plan may be authorized and unissued shares or treasury shares, or both, at the sole discretion of the Compensation Committee. In addition, the Amended Plan includes the following features:
No Liberal Share Recycling. Shares of common stock tendered, surrendered or withheld for the payment of the exercise price or purchase price of an award, or for tax withholding obligations, will not again be available for issuance under the Amended Plan.
Fungible Shares. All “full-value awards,” meaning all awards other than Options and stock appreciation rights (“SARs”), would be counted against the Maximum Limitation in a 2-to-1 ratio. For example, if we granted 100 restricted stock units, we would reduce the Maximum Limitation by 200 shares of common stock. Options and SARs would be counted against the Maximum Limitation in a 1-to-1 ratio.
Incentive Option Shares. All shares of common stock available for awards will be available for grant as incentive options (“ISOs”).
Limits on Shares
Under the Amended Plan, for any given calendar year, the Committee may not grant:

•	Options or SARs exercisable for more than (1) 1,000,000 shares of common stock to any employee or consultant, or (2) 100,000 shares of common stock to any non-employee director;

•	Stock Awards covering or relating to more than (1) 1,000,000 shares of common stock to any employee or consultant, or (2) 50,000 shares of common stock to any non-employee director; and

•	Cash Awards in excess of $5,000,000 based on the grant date value to any participant.

Administration of the Plan
Unless otherwise determined by the Board, the Compensation Committee will continue to administer the Amended Plan. Our Compensation Committee will have broad discretionary authority and responsibility for administering and making decisions under the Amended Plan including, but not limited to:

•	selecting eligible employees and consultants to receive awards (our Board retains discretion for selecting non-employee directors);

•	determining the limitations and other terms and conditions applicable to each award;

•	determining the type and size of award, and whether, to what extent, and under what circumstances, awards may be settled in cash, shares, or other property;

•	determining the treatment of an award upon termination of a participant’s employment for cause or for good reason, a change in control, or a participant’s death, disability or retirement; and

•	delegating its authority to grant awards to consultants and certain employees to a subcommittee or any other committee of our Board.
Eligibility
Eligibility to participate in the Amended Plan will be limited to (1) employees and consultants of the Company and its subsidiaries, as the Compensation Committee selects from time to time and (2) non-employee directors of the Board, as the Board selects from time to time. In the last fiscal grant cycle, a total of 87 employees and 10 non-employee directors received equity awards under the 2016 Plan and a total of 966 employees received cash awards under the 2016 Plan.
Types of Awards
The Amended Plan provides for the issuance of Options, SARs, Stock Awards and Cash Awards. An award may be granted in the form of a performance award, as discussed under “—Performance Awards” below. Subject to accelerated vesting in certain situations, generally all awards have a minimum vesting period of one year from the date of grant. Unless otherwise provided in an award agreement, no award under the Amended Plan will be assignable or otherwise transferable.
Options. ISOs, which meet the requirements of Section 422 of the Code, and non-qualified stock options (“NSOs”), which are not intended to comply with Section 422 of the Code, each entitle the recipient to receive a number of shares of common stock upon exercise of the Option and payment of the Option’s exercise price, which shall be no less than 100% of the fair market value of the common stock on the grant date. The term of an Option may not exceed ten years. ISOs may only be granted to employees.
SARs. A SAR entitles the participant to receive payment, in cash, shares of common stock or other property, equal to the excess of the fair market value of a share of common stock on the exercise date over the fair market value of a share of common stock on the grant date. The strike price for a SAR may not be less than the fair market value of the common stock on the grant date. The term of a SAR may not exceed ten years.
Stock Awards. The Amended Plan permits the grant of (1) unrestricted shares of common stock, (2) restricted stock and (3) restricted stock units. Restricted stock is common stock that we grant subject to transfer restrictions and forfeiture provisions. A restricted stock unit is a right, subject to transfer restrictions and forfeiture provisions, to receive shares of common stock or cash equal to the fair market value of a share of common stock at the end of a specified period. These applicable restrictions may be time-based, performance-based, or both. Rights to dividends or dividend equivalents may be extended to and made part of any Stock Award; provided, however, that no such dividends or dividend equivalent shall be paid on an unvested performance award.

Cash Awards. The Amended Plan permits the grant of awards in cash denominations.
Performance Awards. The Amended Plan is designed to comply with Section 162(m) of the Code so that previously granted Stock Awards and Cash Awards under the Amended Plan that are performance-based may qualify as performance-based compensation not subject to Section 162(m)’s $1 million deductibility cap to the extent permitted under Section 162(m) after giving effect to the repeal of the performance-based exception as provided under the Tax Cuts and Jobs Act and any transition relief made available under the new law.  The Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, has repealed the performance-based compensation exception from Section 162(m)’s deduction limit, effective for taxable years beginning after December 31, 2017. Under the Tax Cuts and Jobs Act, grandfathering relief applies for remuneration payable under certain arrangements that were in effect on November 2, 2017 and that are not materially modified thereafter.
Prohibition on Repricing
Except in connection with a corporate transaction involving the Company, the terms of outstanding Options and SARs may not be amended to (1) reduce the exercise price of outstanding Options or SARs or (2) cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.
Adjustments
In the event of any subdivision or consolidation of outstanding shares of common stock, declaration of a dividend payable in shares of common stock or other stock split (collectively a “Stock Event”) then the Compensation Committee may adjust the number of shares of common stock reserved under the Amended Plan. In the event of a Stock Event or any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the common stock or any distribution to holders of common stock of securities or property (other than normal cash dividends or dividends payable in common stock) then the Compensation Committee may make necessary adjustments including, but not limited to, the number of shares of common stock available for ISOs and Stock Awards, award limitations, price determinations and fair market value calculations. No adjustment shall be made that would result in the Amended Plan or benefits payable thereunder failing to comply with or to be exempt from Section 409A of the Code.
Corporate Transactions
In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Compensation Committee may provide for the continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, for the accelerated vesting or delivery of shares of common stock under awards or for a cash out of outstanding awards, in each case on such terms and with such restrictions as it deems appropriate. The Compensation Committee may only accelerate exercisability, nonforfeitability and transferability of Performance Awards upon a change in control: (1) to the extent of actual achievement of the applicable performance conditions; or (2) on a prorated basis for time elapsed in ongoing performance period(s).
Amendment and Termination
Our Board may amend, modify, suspend or terminate the Amended Plan at any time and the Compensation Committee can amend outstanding awards issued under the Amended Plan at any time, except that (1) the Compensation Committee will not be able alter the terms of an award if it would affect materially and adversely a participant’s rights under the award without the participant’s consent and (2) stockholder approval will be required for any amendment to the extent such approval is required by law, including the Code or applicable stock exchange requirements.

New Plan Benefits
The amount of any future benefits that may be received by any one individual or group of individuals under the Amended Plan is subject to the discretion of the Compensation Committee and, therefore, is not determinable at this time. The following table presents the long-term equity incentive and cash compensation granted during 2017 to our named executive officers, the current executive officers as a group, all non-executive officers and employees as a group and all non-employee directors as a group, as well as the aggregate grant date fair value of such awards:

NEO/Group	Restricted Stock(1)	Performance Units(2)	Options	Cash Incentive ($)	Aggregate Grant Date Fair Value(3)
Kevin M. Fogarty President and Chief Executive Officer	34,050	68,100	—	995,300	3,086,292
Stephen E. Tremblay Executive Vice President and Chief Financial Officer	9,557	19,115	—	357,770	866,278
Holger R. Jung Senior Vice President and Polymer Segment President	7,168	14,336	—	258,240	649,708
Marcello C. Boldrini Senior Vice President and Chemical Segment President	10,824	8,659	—	183,996	647,040
Vijay Mhetar Senior Vice President and Chief Technology Officer	14,082	8,363	—	166,780	658,997
All executive officers, as a group	93,778	154,770	—	2,975,275	7,519,195
All other employees, as a group	127,077	9,076	—	13,833,725	3,855,187
All non-employee directors, as a group	25,975	—	—	—	736,329
TOTAL	246,830	163,846	—	16,809,000	12,110,711
________________
(1)Includes restricted stock awards and restricted stock units.

(2)	Represents PRSUs granted at target.

(3)
These amounts represent the full fair value of restricted stock awards, restricted stock units and restricted stock performance units as calculated under ASC Topic 718. For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 5, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017.

Federal Income Tax Consequences of Awards
This summary is based on U.S. federal income tax laws in effect on March 31, 2018. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.
Incentive Stock Options
In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

Non-Qualified Stock Options
In general, a participant has no taxable income upon the grant of an NSO but realizes ordinary income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.
Stock Appreciation Rights
The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.
Restricted Stock Awards and Restricted Stock Unit Awards
A recipient of restricted stock or restricted stock units will not have taxable income upon the grant unless, in the case of restricted stock, a participant elects pursuant to Section 83(b) of the Code to be taxed at that time. In the case of restricted stock, a participant will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares (or cash) received minus any amount paid for the shares and a corresponding deduction is generally available to the Company in the same year that the participant recognizes income. In the case of restricted stock units, a participant will have ordinary income on the payment date (and a corresponding deduction is generally available to the Company) equal to the amount paid in cash or the fair market value of shares distributed to the participant.
Certain Tax Code Limitations on Deductibility
In order for us to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability to obtain a deduction for awards under the incentive plan could also be limited by Section 280G of the Code, as discussed below. The ability to obtain a deduction for amounts paid under the 2016 Plan could also be affected by Section 162(m) of the Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. However, as noted above, for taxable years beginning prior to 2018, an exception has applied to this limitation in the case of "qualified performance-based compensation". However, the Compensation Committee may award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in our best interest, balancing tax efficiency with long-term strategic objectives.
Furthermore, the Tax Cuts and Jobs Act has repealed the performance-based compensation from Section 162(m)’s deduction limit, effective for taxable years beginning after December 31, 2017. Therefore, unless an award that qualifies as performance-based compensation is grandfathered under the transition relief available under the Tax Cuts and Jobs Act, our ability to obtain a deduction for an award paid under the 2016 Plan will be subject to the deductibility limitations of Section 162(m).
Section 409A of the Code
If an award is subject to Section 409A of the Code (which relates to nonqualified deferred compensation plans), and if the requirements of Section 409A of the Code are not met, the taxable events as described above could apply earlier than described, and could result in the imposition a 20% penalty. All awards under the 2016 Plan are intended to be exempt from or comply with Section 409A of the Code.

Certain Change in Control Payments
Under Section 280G of the Code, the vesting or accelerated exercisability of options or the vesting and payments of other awards in connection with a change in control of a corporation may result in an “excess parachute payment”. A “parachute payment” occurs when an employee receives payments contingent upon a change in control that exceed an amount equal to three times his or her “base amount.” The term “base amount” generally means the average annual compensation paid to such employee during the five-year period preceding the change in control. An “excess parachute payment” is the excess of all parachute payments made to the employee on account of a change in control over the employee’s base amount. If any amount received by an employee is characterized as an excess parachute payment, the employee is subject to a 20% excise tax on the amount of the excess, and we are denied a deduction with respect to such excess payment.
Tax Withholding
To the extent required by law, the Company will withhold from any amount paid in settlement of an award amounts of withholding and other taxes due or take other action as it deems advisable to enable the Company and the participant to satisfy withholding and tax obligations related to any awards.

The board recommends that stockholders vote “FOR” the approval and adoption of the Amendment to the 2016 Plan.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR OUR 2019 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules
The Board is not aware of any other matter to be submitted at the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named in the enclosed form of proxy generally will have discretionary authority to vote the shares thereby represented in accordance with their judgment.
Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2019 Annual General Meeting of Stockholders (the "2019 Annual Meeting") pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than December 14, 2018, unless the date of our 2019 Annual Meeting is more than 30 days before or after May 25, 2019, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to Secretary, Kraton Corporation, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.
Bylaw Requirements for Stockholder Submission of Nominations and Proposals
A stockholder recommendation for nomination of a person for election to our Board or a proposal for consideration at our 2019 Annual Meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The item to be brought before the meeting must be a proper subject for stockholder action. Our bylaws require that the proposal or recommendation for nomination must be received by our Secretary at the above address not later than February 22, 2019, nor earlier than January 23, 2019, unless the date of our 2019 Annual Meeting is more than 30 days before or more than 60 days after May 23, 2019, the anniversary of our 2018 Annual Meeting, in which case notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Stockholder proposals or nominations must include specified information concerning the stockholder and the proposal or nominee as provided in our bylaws.

ADDITIONAL INFORMATION

Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings including this proxy statement, in whole or in part, the report of the Compensation Committee and the report of the Audit Committee included in this proxy statement shall not be incorporated by reference to any such filings.
Annual Report on Form 10-K
We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits.
Requests for copies of such report should be directed to Director of Investor Relations, Kraton Corporation, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request addressed to our Director of Investor Relations.
Important Notice Regarding Internet Availability of Proxy Materials for the 2018 Annual General Meeting of Stockholders to be held on May 23, 2018: Our proxy material relating to our 2018 Annual General Meeting of Stockholders (notice, proxy statement, proxy and 2017 Annual Report) will be available at “Investor Relations” on our website at www.kraton.com.
Delivery of Documents to Stockholders Sharing an Address
No more than one Notice of Internet Availability is being sent to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the Notice of Internet Availability or proxy materials by writing to The Director of Investor Relations, Kraton Corporation, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032, or by calling Investor Relations at 281-504-4700. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the Notice of Internet Availability may write to the above address to request a change.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE BY TELEPHONE, OVER THE INTERNET OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

HOUSTON, TEXAS	By Order of the Board of Directors of Kraton Corporation,

JAMES L. SIMMONS,
Senior Vice President, General Counsel and Secretary
April 13, 2018

VOTE BY INTERNET - www.proxyvote.com
KRATON CORPORATION
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

15710 JOHN F. KENNEDY BLVD.
SUITE 300
HOUSTON, TX 77032
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KRATON CORPORATION

The Board of Directors recommends you vote FOR the following	For All	Withhold All	For all Except	To withhold authority to vote for any individual
nominee(s), mark "For All Except" and write the
1. Election of Class III Directors	☐	☐	☐	number(s) of the nominee(s) on the line below.
Nominees
01) Shelley J. Bausch
02) Kevin M. Fogarty
03) Karen A. Twitchell

The Board of Directors recommends you vote FOR Proposal 2:	For	Against	Abstain
2. Advisory vote on the compensation of named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 3:	For	Against	Abstain
3. To ratify the appointment of KPMG LLP as independent registered public accounting firm for the 2018 fiscal year.	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 4:	For	Against	Abstain
4. To approve and adopt an amendment to the Kraton Corporation 2016 Equity and Cash Incentive Plan to increase the number of shares available for issuance thereunder.	☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]    Date            Signature (Joint Owners)        Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

Kraton Corporation
2018 Annual General Meeting of Stockholders
The Board of Directors Solicits this Proxy
PROXY
The undersigned hereby appoints Stephen E. Tremblay, Executive Vice President and Chief Financial Officer of Kraton Corporation, and James L. Simmons, Senior Vice President, General Counsel and Secretary of Kraton Corporation, and each of them, acting in the absence of others, as proxies of the undersigned, with full power of substitution in the premises and with discretionary authority to each of them, to appear and vote, as designated herein, all shares of the common stock of Kraton Corporation held of record by the undersigned on March 26, 2018 at the Annual General Meeting of Stockholders scheduled to be held at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032 on May 23, 2018 at 1:00 p.m., central time, and at any and all postponements or adjournments thereof. The undersigned acknowledges receipt of the notice of and proxy statement for such annual meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

ANNEX A
NON-GAAP RECONCILIATIONS

Adjusted EBITDA and Net Debt
We consider Adjusted EBITDA and Net Debt to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts, and other interested parties in the evaluation of our performance and/or that of other companies in our industry, including period-to-period comparisons. In addition, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance and achievement of net debt reduction, along with other factors. Adjusted EBITDA and Net Debt have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider any of them in isolation, or as substitutes for analysis of our results under U.S. generally accepted accounting principles (“U.S. GAAP”).

Year ended December 31,
2017
(in thousands)
Net Debt (1)	$1,450,147
Adjusted EBITDA (2)(3)	374,199
__________________________________________________

(1)
We define net debt as total debt (excluding debt of Kraton Formosa Polymers Corporation ("KFPC") a 50% joint venture which we consolidate) less cash and cash equivalents. Management uses net debt to determine our outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. Management believes that using net debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt. In addition, management believes that presenting net debt excluding KFPC is useful because KFPC has its own capital structure.

(2)
The majority of our consolidated inventory is measured using the FIFO basis of accounting. As part of our pricing strategy, we measure our business performance using the estimated current replacement cost (“ECRC”) of our inventory and cost of goods sold. Our ECRC is based on our current expectation of the current cost of our significant raw material inputs. ECRC is developed monthly based on actual market-based contracted rates and spot market purchase rates that are expected to occur in the period. We then adjust the value of the significant raw material inputs and their associated impact to finished goods to the current replacement cost to arrive at an ECRC value for inventory and cost of goods sold. The result of this revaluation from the U.S. GAAP carrying value creates the spread between U.S. GAAP and ECRC. We maintain our perpetual inventory in our global enterprise resource planning system, where the carrying value of our inventory is determined. With inventory valued under U.S. GAAP and ECRC, we then have the ability to report cost of goods sold and therefore Adjusted EBITDA under both our U.S. GAAP convention and ECRC.

(3)
Adjusted EBITDA is EBITDA net of the impact of the spread between the FIFO basis of accounting and ECRC and net of the impact of items we do not consider indicative of our ongoing operating performance. EBITDA represents net income before interest, taxes, depreciation and amortization. We explain how each adjustment is derived and why we believe it is helpful and appropriate in the reconciliation below. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to the following limitations:

•	Adjusted EBITDA does not reflect the significant interest expense on our debt;

•	Adjusted EBITDA does not reflect the significant depreciation and amortization expense associated with our long-lived assets;

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure; and

•
due to volatility in raw material price, Adjusted EBITDA may, and often does, vary substantially from EBITDA, net income and other performance measures, including net income calculated in accordance with US GAAP.

Because of these and other limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures. We compensate for the above limitations by relying primarily on our GAAP results and using Adjusted EBITDA and net debt only as supplemental measures.
We reconcile debt to net debt as follows:

As of December 31, 2017
(In thousands)
USD Tranche of Term Loan Facility	$485,000
Euro Tranche of Term Loan Facility	198,265
10.5% Senior Notes due 2023	440,000
7.0% Senior Notes due 2025	400,000
ABL	-
Capital lease	2,086
Kraton debt	1,525,351
Kraton cash	75,204
Kraton net debt (non-GAAP)	1,450,147

We reconcile consolidated net income to EBITDA, and Adjusted EBITDA as follows:

Year Ended December 31, 2017
$ in thousands
Net income attributable to Kraton	$97,549
Net loss attributable to noncontrolling interest	(4,903)
Consolidated net income	92,646
Add (deduct):
Income tax benefit	(57,884)
Interest expense, net	132,459
Earnings of unconsolidated joint venture	(486)
Loss on extinguishment of debt	35,389
Operating income	202,124
Add:
Depreciation and amortization expenses	137,162
Loss on extinguishment of debt	(35,389)
Earnings of unconsolidated joint venture	486
EBITDA	304,383
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (a)	12,835
Loss on extinguishment of debt	35,389
Weather related costs (b)	5,465
KFPC startup costs (c)	14,618
Non-cash compensation expense	7,627
Spread between FIFO and ECRC	(6,228)
Adjusted EBITDA	$374,199

(a)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are primarily recorded in selling, general, and administrative expenses.

(b)	Costs are related to Hurricane Harvey and Hurricane Irma, which are recorded in cost of goods sold.

(c)	Startup costs related to the joint venture company, KFPC, which are recorded in costs of goods sold.

ANNEX B
AMENDMENT TO THE 2016 EQUITY AND CASH COMPENSATION PLAN

FIRST AMENDMENT TO THE
KRATON CORPORATION
2016 EQUITY AND CASH INCENTIVE PLAN

WHEREAS, Kraton Corporation (the “Company”) has established and maintains the Kraton Corporation 2016 Equity and Cash Incentive Plan (“Plan”); and
WHEREAS, under Section 13 of the Plan, the Company may amend the Plan by action of the Board.
NOW, THEREFORE, subject to shareholder approval at the annual meeting on May 23, 2018 (the “Effective Date”), the Board amends the Plan as follows:

1.	Section 5(a) of the Plan is amended by replacing the number “1,550,000” with the number “3,350,000.”

2.	The Plan shall remain in full force and effect and, as amended by this Amendment, is ratified and affirmed in all respects.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of this ___ day of _____ 2018, but effective as of the Effective Date set forth above.
KRATON CORPORATION

By:
Name:
Title: